SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

N/A

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Notes:

James J. O’Brien Chairman and Chief Executive Officer	Ashland Inc. 50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391

December 9, 2011

Dear Ashland Inc. Shareholder:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the 2012 Annual Meeting of Shareholders of Ashland Inc. The meeting will be held on Thursday, January 26, 2012, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have elected, where possible, to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our shareholders’ access to important information about Ashland.

Whether or not you plan to attend the meeting, we encourage you to vote promptly.

We appreciate your continued confidence in Ashland, and we look forward to seeing you at the meeting.

Sincerely,

James J. O’Brien

Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 26, 2012

To our Shareholders:

Ashland Inc., a Kentucky corporation, will hold its Annual Meeting of Shareholders on Thursday, January 26, 2012, at 10:30 a.m. (EST) at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect four directors to Class II: Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr. and John F. Turner;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2012;

(3)	To vote upon a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

(4)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on December 1, 2011 are entitled to vote at the Annual Meeting or any adjournment of that meeting.

If you are a participant in the Ashland Inc. Employee Savings Plan (the “Employee Savings Plan”), the Ashland Inc. Leveraged Employee Stock Ownership Plan (the “LESOP”) or the Ashland Inc. Employee Union Savings Plan (the “Union Plan”), your vote will constitute voting instructions to Fidelity Management Trust Company, who serves as trustee of all three of these plans (the “Trustee”), for the shares held in your account.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. If you are a participant in the Employee Savings Plan, the LESOP or the Union Plan, then our proxy tabulator, Corporate Election Services or its agent, must receive all voting instructions to the Trustee for such plans, whether given by telephone, over the Internet or by mail, before 6:00 a.m. (EST) on Tuesday, January 24, 2012.

By Order of the Board of Directors,

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

December 9, 2011

ASHLAND INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What am I voting on?

A:	(1)	Election of four directors to Class II: Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr. and John F. Turner;

	(2)	Ratification of PricewaterhouseCoopers LLP (“PwC”) as Ashland’s independent registered public accountants for fiscal 2012; and

	(3)	A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Q:	Who may vote at the Annual Meeting?

A:	Shareholders of Ashland Inc. (“Ashland” or the “Company”) at the close of business on December 1, 2011 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, there were 78,113,945 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	Why did I receive the Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

A:	In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Notice of Annual Meeting of Shareholders and Proxy Statement together with our 2011 Annual Report to Shareholders, by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they have specifically requested them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to shareholders starting on or around December 9, 2011.

Q:	How do I access the proxy materials?

A:	The Notice will provide you with instructions regarding how to view Ashland’s proxy materials for the Annual Meeting and the 2011 Annual Report to Shareholders on the Internet. The Notice also instructs you how you may submit your vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	What shares are included in the proxy card?

A:	Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in the Employee Savings Plan, the LESOP or the Union Plan. Additionally, your proxy card includes shares you hold in the dividend reinvestment plan administered by Wells Fargo Bank, National Association (“Wells Fargo”) for investors in Ashland Common Stock (the “DRP”). If your shares are held through a broker, bank or other nominee, you will receive either a voting instruction form or a proxy card from the broker, bank or other nominee instructing you how to vote your shares.

Q:	How do I vote if I am a registered holder or I own shares through a broker, bank or other nominee?

A:	If you are a shareholder as of the Record Date, you can vote (i) by attending the Annual Meeting, (ii) by following the instructions on the Notice or proxy card for voting by telephone or Internet, or (iii) by signing, dating and mailing in your proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, James J. O’Brien or Linda L. Foss, as individuals named on the proxy card, will vote (i) FOR the election of the four director nominees, (ii) FOR the ratification of PwC, and (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by Wells Fargo, the plan sponsor and administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan, the LESOP and the Union Plan vote?

A:	Each participant in the Employee Savings Plan, the LESOP or the Union Plan will instruct the Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts for which voting instructions are not timely received by the Trustee. These shares are collectively referred to as non-directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by our proxy tabulator, Corporate Election Services (“CES”), before 6:00 a.m. (EST) on Tuesday, January 24, 2012.

Q:	Can a plan participant vote the non-directed shares differently from shares credited to his or her account?

A:	Yes, provided that you are a participant in the Employee Savings Plan or the LESOP. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the non-directed shares differently from the shares credited to his or her account or who wishes not to vote the non-directed shares at all may do so by requesting a separate voting instruction card from CES at Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Participants in the Union Plan, however, cannot direct that the non-directed shares be voted differently from the shares in their accounts.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the LESOP or Union Plan must be received by our proxy tabulator, CES, before 6:00 a.m. (EST) on Tuesday, January 24, 2012.

Q:	Who will count the vote?

A:	Representatives of CES will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What constitutes a quorum?

A:	As of the Record Date, 78,113,945 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum.

Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote.

Q:	What vote is required for approval of each matter to be considered at the Annual Meeting?

A:	(1)	Election of directors—Under Article XII of Ashland’s Articles of Incorporation, as amended, the affirmative vote of a majority of votes cast with respect to each director nominee is required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

	(2)	Ratification of independent registered public accountants—The appointment of PwC will be deemed ratified if votes cast in its favor exceed votes cast against it.

	(3)	Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers—The non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, will be approved if the votes cast in its favor exceed votes cast against it.

Q:	How will broker non-votes be treated?

A:	Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a matter being considered passes.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting. We will report the final results on a Current Report on Form 8-K filed with the SEC no later than February 1, 2012. You can obtain a copy of the Form 8-K by logging on to our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room, or through the SEC’s EDGAR system at http://www.sec.gov.

Important Notice regarding the availability of Proxy Materials for the Annual Meeting to be held on January 26, 2012. This proxy statement and Ashland’s 2011 Annual Report to Shareholders are available at www.ashland.com/proxy.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock*
FMR LLC	9,608,229	(1)	12.30%
82 Devonshire Street
Boston, Massachusetts 02109

BlackRock, Inc.	8,465,756	(2)	10.84%
40 East 52nd Street
New York, New York 10022

Fidelity Management Trust Company	5,525,286	(3)	7.08%
82 Devonshire Street
Boston, Massachusetts 02109

LSV Asset Management	4,014,418	(4)	5.14%
155 N. Wacker Drive
Suite 4600
Chicago, Illinois 60606

*	Based on 78,085,549 shares of Ashland Common Stock outstanding as of September 30, 2011.

(1)	Based upon information contained in the Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on January 10, 2011, FMR beneficially owned 9,608,229 shares of Ashland Common Stock as of December 31, 2010, with sole voting power over 2,384,255 shares, shared voting power over no shares, sole dispositive power over 9,608,229 shares and shared dispositive power over no shares. FMR reported its beneficial ownership on behalf of itself and its direct and indirect subsidiaries and affiliates as follows: (i) 7,057,646 shares owned by Fidelity Management & Research Company; (ii) 1,105 shares owned by Strategic Advisers, Inc.; (iii) 281,280 shares owned by Pyramis Global Advisors, LLC; (iv) 1,869,768 shares owned by Pyramis Global Advisors Trust Company; and (v) 398,430 shares owned by FIL Limited.

(2)	Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 10, 2011, BlackRock beneficially owned 8,465,756 shares of Ashland Common Stock as of December 31, 2010, with sole voting power over 8,465,756 shares, shared voting power over no shares, sole dispositive power over 8,465,756 shares and shared dispositive power over no shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock Japan Co. Ltd; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors LLC; BlackRock Capital Management, Inc.; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock Fund Managers Limited; BlackRock Asset Management Ireland Limited; BlackRock International Ltd; BlackRock Investment Management UK Ltd; and State Street Research & Management Co.

(3)	As of September 30, 2011, Fidelity Management Trust Company (“FMT”) was the record owner of 5,525,286 shares of Ashland Common Stock. FMT is the record owner by virtue of its role as Trustee of various retirement plans that hold Ashland Common Stock. The shares included 2,269,781 shares held in the LESOP, 2,801,646 shares held in the Employee Savings Plan, 73,008 shares held in the Union Plan and 380,851 shares held in the Nexeo Solutions, LLC Employee Savings Plan (the “Nexeo Plan”). For each of the above plans, FMT will vote shares allocated to a participant’s account as instructed by the participant. With respect to the Nexeo Plan, FMT will not vote shares for which it receives no direction from a participant. With respect to the LESOP, the Employee Savings Plan and the Union Plan, FMT will apply participant direction to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts for which voting instructions are not timely received by the Trustee. FMT disclaims beneficial ownership of these shares.

(4)	Based upon information contained in the Schedule 13G filed by LSV Asset Management (“LSV”) with the SEC on February 9, 2011, LSV beneficially owned 4,014,418 shares of Ashland Common Stock as of December 31, 2010, with sole voting power over 4,014,418 shares, shared voting power over no shares, sole dispositive power over 4,014,418 shares and shared dispositive power over no shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows as of October  31, 2011, the common stock ownership of each Ashland director and each Ashland executive officer named in the Summary Compensation Table on page 49 of this proxy statement and the common stock ownership of the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James J. O’Brien	547,394	(1)(2)(3)
Lamar M. Chambers	116,888	(1)(2)(3)(4)
David L. Hausrath	90,746	(1)(2)(3)
John E. Panichella	64,463	(1)(3)(4)
Theodore L. Harris	48,930	(1)(2)(3)(4)
Roger W. Hale	47,346	(2)(3)(5)(6)
Kathleen Ligocki	68,279	(2)(3)(5)
Vada O. Manager	19,228	(2)(5)
Barry W. Perry	19,930	(2)(5)
Mark C. Rohr	22,882	(2)(5)
George A. Schaefer, Jr.	39,140	(2)(3)(5)
Theodore M. Solso	69,831	(2)(3)(5)
John F. Turner	19,930	(2)(5)
Michael J. Ward	63,438	(2)(3)(5)
All directors and executive officers as a group (22 people)	1,497,942	(1)(2)(3)(4)(5)(6)

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of October 31, 2011. All directors and executive officers as a group owned 1,497,942 shares of Ashland Common Stock, which equaled 1.89% of the Ashland Common Stock outstanding as of October 31, 2011. Shares deemed to be beneficially owned are included in the number of shares of Ashland Common Stock outstanding on October 31, 2011 for computing the percentage ownership of the applicable person and the group, but such shares are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan and the LESOP by executive officers. Participants can vote the Employee Savings Plan and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan.

(2)	Includes stock and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock fund under Ashland’s nonqualified deferred compensation plans for employees or by directors under the nonqualified deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. O’Brien, 135,975 units; as to Mr. Chambers, 25,355 units; as to Mr. Hausrath, 21,961 units; as to Mr. Harris, 2,120 units; as to Mr. Hale, 28,799 units; as to Ms. Ligocki, 32,827 units; as to Mr. Manager, 17,091 units; as to Mr. Perry, 18,930 units; as to Mr. Rohr, 16,882 units; as to Mr. Schaefer, 18,930 units; as to Mr. Solso, 54,919 units; as to Mr. Turner, 18,930 units; as to Mr. Ward, 49,526 units; and as to all directors and executive officers as a group, 483,780 units.

(3)

Includes shares of Ashland Common Stock with respect to which the directors and executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2011, through the exercise of stock options or stock appreciation rights (“SARs”): as to Mr. O’Brien, 290,269 shares through SARs; as to Mr. Chambers, 57,553 shares through SARs; as to Mr. Hausrath, 52,627 shares through SARs; as to Mr. Panichella, 13,138 shares through SARs; as to Mr. Harris, 14,359 shares through SARs; as to Messrs. Hale and Schaefer, 16,474 shares through options; as to Messrs. Solso,

Ward and Ms. Ligocki, 12,912 shares through options; and as to all directors and executive officers as a group, 71,684 shares through options and 509,958 shares through SARs. All unexercised options on this table are reported as gross shares. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange Composite Tape (“NYSE”) on October 31, 2011. All SARs are stock settled and not issued in tandem with an option.

(4)	Includes restricted shares of Ashland Common Stock: as to Mr. Chambers, 9,000 shares; as to Mr. Panichella, 50,000 shares; as to Mr. Harris, 22,500 shares; and as to all executive officers as a group, 180,295 shares.

(5)	Includes 1,000 restricted shares of Ashland Common Stock for each of the non-employee directors.

(6)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

ELECTION OF DIRECTORS

Item 1

Board of Directors

The Board of Directors is currently made up of ten directors, divided into three classes. The four individuals nominated for election as Class II directors at the Annual Meeting are Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr. and John F. Turner. The nominees to Class II will be elected to serve a three-year term until the 2015 Annual Meeting. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all four nominees will be available to serve as directors upon election and recommends that shareholders vote for them at the Annual Meeting. Theodore M. Solso, currently a Class III director, has decided after twelve years of service on Ashland’s Board that he will retire as a director at the 2012 Annual Meeting.

Under Article XII of Ashland’s Articles of Incorporation, as amended, in an uncontested election the affirmative vote of a majority of votes cast with respect to a director nominee is required for the nominee to be elected. Therefore, the number of votes cast “for” a nominee must exceed those cast “against” a nominee for the nominee to be elected to the Board of Directors.

Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://investor.ashland.com)), any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election will tender his or her resignation for consideration by the Board of Directors within ten days following the certification of the shareholder vote. The Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the shareholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. Messrs. Hale, Manager, Schaefer, and Turner, the four nominees to Class II, have each agreed to abide by the policy.

If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Linda L. Foss (proxies named on the proxy card) will vote FOR the four nominees named in this proxy statement. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the returning nominees would not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Roger W. Hale, Vada O. Manager, George A. Schaefer, Jr. and John F. Turner for election as Class II directors at the 2012 Annual Meeting.

Nominees for Election at the 2012 Annual Meeting

Class II Directors

(Term expiring in 2015)

Roger W. Hale

Independent Consultant

Former Chairman and Chief Executive Officer of LG&E Energy Corporation

Director since 2001

Committees:

•   Environmental, Health and Safety

•   Governance and Nominating

Age: 68

Professional Experience:

Mr. Hale is currently an independent consultant. He served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986.

Education:

Mr. Hale holds a Bachelor of Arts degree from the University of Maryland and a Masters of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management.

Public Company Boards:

Mr. Hale is a Director of Hospira, Inc., where he chairs the Compensation Committee and is a member of the Governance and Public Policy Committee and the Science, Technology and Quality Committee.

During the past five years, Mr. Hale also served on the board of directors of H&R Block, Inc. as Presiding Director.

Director Qualifications:

As a former Chairman of the Board and Chief Executive Officer of a diversified energy services company, Mr. Hale brings significant management experience and knowledge to the Board in the areas of finance, accounting, business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Nominees for Election at the 2012 Annual Meeting (continued)

Vada O. Manager Senior Vice President of APCO Worldwide Director since 2008 Committees: • Audit • Personnel and Compensation Age: 50

Professional Experience:

Mr. Manager is Senior Vice President of APCO Worldwide, a strategic consulting company. Prior to this position, he was an independent global consultant. Mr. Manager served as the Senior Director of Global Issues Management for Nike, Inc. from 2006 until March 2009, and he held various management positions at Nike beginning in 1997. Before joining Nike, he performed a similar role for Levi Strauss & Co. and was also a Vice President of the Washington, D.C.-based public affairs firm, Powell Tate, a part of Weber Shandwick.

Education:

Mr. Manager holds a Bachelor of Science degree in political science from Arizona State University and performed graduate work at the London School of Economics.

Director Qualifications:

As a current senior officer and former consultant and senior officer of other large companies, Mr. Manager brings significant experience and knowledge to the Board in the areas of risk oversight, crisis management, marketing, finance, accounting and international business operations.

Nominees for Election at the 2012 Annual Meeting (continued)

George A. Schaefer, Jr. Former Chairman and Chief Executive Officer of Fifth Third Bancorp Director since 2003 Committees: • Chair, Audit • Governance and Nominating Age: 66

Professional Experience:

Mr. Schaefer served as Chairman of the Board of Directors of Fifth Third Bancorp headquartered in Cincinnati, Ohio until June 2008. Prior to this position, he held several executive positions with Fifth Third, including Chief Executive Officer, President and Chief Operating Officer.

Education:

Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University.

Public Company Boards:

Mr. Schaefer is a Director of Wellpoint Inc. where he chairs the Audit Committee and is a member of the Executive and Compensation Committees.

Non-Profit Boards:

Mr. Schaefer is a member of the Board of Trustees of the University of Cincinnati Healthcare System.

Director Qualifications:

As a former Chairman of the Board and Chief Executive Officer of a leading financial institution, Mr. Schaefer brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Nominees for Election at the 2012 Annual Meeting (continued)

John F. Turner

Former Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs

Director since 2006

Committees:

•   Chair, Governance and Nominating

•   Environmental, Health and Safety

Age: 69

Professional Experience:

Mr. Turner served as Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs in Washington, D.C., from November 2001 until July 2005. Prior to serving at the Department of State, he was President and Chief Executive Officer of The Conservation Fund, a non-profit organization dedicated to conserving America’s natural and historic heritage. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. He is also a managing partner in The Triangle X Ranch in Wyoming.

Education:

Mr. Turner holds a Bachelor of Arts degree in biology from the University of Notre Dame and a Master of Science degree in wildlife ecology from the University of Michigan.

Public Company Boards:

Mr. Turner is a Director of Peabody Energy Company, where he serves on the Health, Safety and Environmental and the Nominating and Corporate Governance Committees; International Paper Company, where he chairs the Public Policy and Environment Committee and serves on the Governance and Executive Committees; and American Electric Power Company, Inc., where he is a member of the Audit, Policy, and Nuclear Oversight Committees.

Non-Profit Boards:

Mr. Turner is Chairman of the Ruckelshaus Institute of Environmental Natural Resources at the University of Wyoming and Senior Associate of The Conservation Fund.

Director Qualifications:

As a former senior governmental official, Mr. Turner brings significant experience and knowledge to the Board in the areas of environmental protection and regulatory compliance, risk oversight and corporate governance. He also brings significant experience gained from his public service and his service on the board of directors of other public companies.

Continuing Directors Not Up for Election at the 2012 Annual Meeting

Class III Directors (Term expiring in 2013)

Mark C. Rohr Executive Chairman of the Board of Albemarle Corporation Director since 2008 Committees: • Audit • Environmental, Health and Safety Age: 60

Professional Experience:

Mr. Rohr is Executive Chairman of the Board of Albemarle Corporation, a specialty chemical company. He will serve in this position until February 1, 2012. Prior to this position, he held several executive positions with Albemarle, including Chief Executive Officer, President and Chief Operating Officer. Before joining Albemarle, he served with Occidental Chemical Corp. as Senior Vice President—Specialty Chemicals.

Effective April 2, 2012, Mr. Rohr will become the Chairman of the Board and Chief Executive Officer of Celanese Corporation, a specialty materials and chemical products company.

Education:

Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Public Company Boards:

Mr. Rohr is a Director of Celanese Corporation, where he chairs the Nominating and Corporate Governance Committee and is a member of the Environmental, Health and Safety Committee.

Non-Profit Boards:

Mr. Rohr serves on the Executive Committee of the American Chemistry Council and the Advisory Board of Mississippi State University College of Arts and Sciences.

Director Qualifications:

As a current Executive Chairman of the Board and a former Chief Executive Officer of a leading chemical company, Mr. Rohr brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Continuing Directors Not Up for Election at the 2012 Annual Meeting (continued)

Michael J. Ward Chairman of the Board and Chief Executive Officer of CSX Corporation Director since 2001 Committees: • Environmental, Health and Safety • Personnel and Compensation Age: 61

Professional Experience:

Mr. Ward is Chairman of the Board and Chief Executive Officer of CSX Corporation, a transportation supplier. Prior to this position, he was President of CSX Transportation, the corporation’s rail unit.

Education:

Mr. Ward holds a Bachelor of Arts degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School.

Non-Profit Boards:

Mr. Ward is a Director of the American Coalition for Clean Coal Electricity, City Year and Take Stock in Children. His other affiliations include The Florida Council of 100, The Business Roundtable and the Hubbard House Foundation.

Director Qualifications:

As a current Chairman of the Board and Chief Executive Officer of a major transportation company, Mr. Ward brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Continuing Directors Not Up for Election at the 2012 Annual Meeting (continued)

Class I Directors

(Term expiring in 2014)

Kathleen Ligocki Chief Executive Officer and Director of Next Autoworks Company Director since 2004 Committees: • Chair, Environmental, Health and Safety • Audit • Personnel and Compensation Age: 55

Professional Experience:

Ms. Ligocki is Chief Executive Officer and a Director of Next Autoworks Company, a car design, engineering and assembly company. She is also a principal in Pine Lake Partners, Inc., a consulting firm focused on turnarounds and start-up companies. Ms. Ligocki served as Chief Executive Officer of GS Motors, a subsidiary of a large conglomerate based in Mexico City from 2007-2010. Prior to these positions, she served as President, Chief Executive Officer and a Director of Tower Automotive, Inc. from August 2003 to August 2007. Tower Automotive filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code in February 2005, and it emerged from Chapter 11 in July 2007 when substantially all of its assets were purchased by an affiliate of Cerberus Capital Management, L.P. Prior to joining Tower Automotive, Ms. Ligocki worked at the Ford Motor Company, United Technologies and General Motors Corporation.

Education:

Ms. Ligocki holds a Bachelor of Arts degree in liberal studies from Indiana University, a Masters in Business Administration from The Wharton School at the University of Pennsylvania and honorary doctorates from Indiana University and Central Michigan University.

Non-Profit Boards:

Ms. Ligocki serves on a variety of non-profit and academic boards focused on women, families and life-long education.

Director Qualifications:

As a current Chief Executive Officer and former senior officer of several large automotive companies, Ms. Ligocki brings significant experience and knowledge to the Board in the areas of manufacturing, finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance.

Continuing Directors Not Up for Election at the 2012 Annual Meeting (continued)

James J. O’Brien Chairman of the Board and Chief Executive Officer of Ashland Inc. Director since 2002 Age: 57

Professional Experience:

Mr. O’Brien is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland and Senior Vice President and Group Operating Officer of Ashland. He also served as the President of Valvoline from 1995 to 2001.

Education:

Mr. O’Brien holds a Bachelor of Science degree in accounting and finance and a Masters in Business Administration from The Ohio State University.

Public Company Boards:

Mr. O’Brien is a Director of Humana Inc., where he serves on the Investment and Audit Committees.

Non-Profit Boards:

Mr. O’Brien serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. He is also Chairman of the Board of Trustees for Midway College in Kentucky and a member of the Board of Directors of the American Chemistry Council.

Director Qualifications:

Mr. O’Brien has extensive knowledge of Ashland and all of its business segments, and he brings significant management experience and knowledge to the Board in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Continuing Directors Not Up for Election at the 2012 Annual Meeting (continued)

Barry W. Perry

Former Chairman and Chief Executive Officer of Engelhard Corporation

Director since 2007

Lead Independent Director

Committees:

•   Audit

•   Governance and Nominating

•   Personnel and Compensation

Age: 65

Professional Experience:

Mr. Perry served as Chairman and Chief Executive Officer of Engelhard Corporation from January 2001 to June 2006. Prior to this position, he held various management positions with Engelhard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulenc. Prior to joining Rhone-Poulenc, he held a number of executive positions with General Electric Company.

Education:

Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts.

Public Company Boards:

Mr. Perry is a Director of Arrow Electronics, Inc., where he serves on the Compensation Committee and Albemarle Corporation, where he serves on the Compensation and the Health, Science and Environmental Committees.

Director Qualifications:

As the former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Perry brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the boards of directors of other public companies.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2011 for Ashland’s non-employee directors. Mr. O’Brien, Chairman of the Board and Chief Executive Officer, receives no compensation as a Director of Ashland.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
(a)	(b)	(c)	(h)
Roger W. Hale	90,000	100,000	190,000

Dr. Bernadine P. Healy*	32,500	0	32,500

Kathleen Ligocki	105,000	100,000	205,000

Vada O. Manager	97,500	100,000	197,500

Barry W. Perry	112,500	100,000	212,500

Mark C. Rohr	97,500	100,000	197,500

George A. Schaefer, Jr.	105,000	100,000	205,000

Theodore M. Solso**	97,500	100,000	197,500

John F. Turner	97,500	100,000	197,500

Michael J. Ward	95,000	100,000	195,000

*	Dr. Healy retired from Ashland’s Board of Directors effective January 27, 2011.

**	Mr. Solso will retire from Ashland’s Board of Directors on January 26, 2012.

(1)	For fiscal 2011, Ms. Ligocki and Messrs. Perry, Solso and Ward deferred all of their fees into the Directors’ Deferral Plan and Mr. Manager deferred $17,062.50 of his fees into the Directors’ Deferral Plan. In addition, Mr. Manager had $17,062.50 of his fees paid in Ashland Common Stock.

(2)	The values in this column (c) represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2011 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards are recorded as liabilities under generally accepted accounting principles and do not require assumptions in computing their grant date fair value. Each non-employee director received a grant of 1,682 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 27, 2011. The grant date fair value per share of each restricted stock unit was the same as the closing price of $59.46 per share of Ashland Common Stock on the NYSE on such date.

The following table identifies the aggregate number of stock and option awards for each non-employee director outstanding as of September 30, 2011.

Name	Shares of Restricted Ashland Common Stock (#)	Unvested Restricted Stock Units of Ashland Common Stock (1) (#)	Outstanding Ashland Stock Options (2) (#)
Roger W. Hale	1,000	1,696	16,474

Dr. Bernadine P. Healy*	0	0	20,036

Kathleen Ligocki	1,000	1,696	12,912

Vada O. Manager	1,000	1,696	0

Barry W. Perry	1,000	1,696	0

Mark C. Rohr	1,000	1,696	0

George A. Schaefer, Jr.	1,000	1,696	16,474

Theodore M. Solso**	1,000	1,696	12,912

John F. Turner	1,000	1,696	0

Michael J. Ward	1,000	1,696	12,912

*	Dr. Healy retired from Ashland’s Board of Directors effective January 27, 2011.

**	Mr. Solso will retire from Ashland’s Board of Directors on January 26, 2012.

(1)	Includes credit for reinvested dividends allocated since the grant date, January 27, 2011.

(2)	No stock options have been granted to non-employee directors since January 26, 2006.

Annual Retainer

Ashland’s non-employee director compensation program provides: (a) an annual retainer of $90,000 for each director; (b) an additional annual retainer of $20,000 for the Lead Independent Director; (c) an additional annual retainer of $15,000 for the Chair of the Audit Committee and $7,500 for Audit Committee members; and (d) an additional annual retainer of $7,500 for other Committee Chairs.

Non-employee directors may elect to receive part or all of each retainer in cash or as shares of Ashland Common Stock. They may also elect to have a portion or all retainers deferred and paid through the Directors’ Deferral Plan. The directors who make an election to defer retainers may have the deferred amounts held as common stock units (share equivalents) in the hypothetical Ashland Common Stock fund or invested under the other available investment options under the plan. The payout of the deferred retainers occurs upon termination of service by a director. Directors may elect to have the payout in a single lump sum or in installments, not to exceed 15 years. For deferrals before January 1, 2005, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), amounts in the directors’ deferral accounts will be automatically distributed as a lump sum in cash to the director. For deferrals on and after January 1, 2005, distributions for such deferrals will be made pursuant to each director’s election and valued at the time of the distribution.

Restricted Shares/Units

Upon election to the Board of Directors, each new director received 1,000 restricted shares of Ashland Common Stock. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

Each non-employee director also receives an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $100,000. The restricted stock units vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest. A director may elect before the restricted stock units vest to have his or her vested units paid in shares of Ashland Common Stock or in cash after the director terminates from service.

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other shareholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own the lesser of (i) 12,500 shares or units of Ashland Common Stock, or (ii) Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $90,000. Each newly elected director has five years from the year elected to reach this ownership level. All of Ashland’s current directors have attained the minimum stock ownership levels based on holdings as of October 31, 2011.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The documents described below are published on Ashland’s website (http://investor.ashland.com). These documents are also available for free in print to any shareholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards, which incorporate the independence requirements of the SEC’s rules and the listing standards of the New York Stock Exchange (the “Standards”).

•

Ashland also requires compliance with its code of business conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a Current Report on Form 8-K.

•	Each of Ashland’s Board Committees has adopted a charter defining its respective purposes and responsibilities.

•	Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee and Personnel and Compensation Committee (the “P&C Committee”) of the Board.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Board Leadership Structure

Ashland combines the roles of Chairman of the Board and Chief Executive Officer, which is balanced through the appointment of a Lead Independent Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its shareholders at this time. The Board believes that the use of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Lead Independent Director is an independent director selected annually by the G&N Committee. Mr. Perry is currently the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director:

•	Coordinates with the Chairman of the Board to determine the appropriate schedule of meetings;

•	Places any item he or she determines is appropriate on the Board’s agenda;

•

Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;

•	Directs the retention of consultants and advisors to report directly to the Board;

•	Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto;

•

Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters; and

•	Works with the G&N Committee to recommend the membership of the various Board Committees and Committee Chairs.

Oversight of Ashland’s Executive Compensation Program

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee is composed of independent directors. In making compensation decisions, the P&C Committee considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, the individual performance of executives, compensation policies and practices for Ashland employees generally, and practices and executive compensation levels within peer and similarly-sized general industry companies.

The P&C Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests, and emphasize the pay for performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The P&C Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives; based on these evaluations after an executive session, the P&C Committee sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and long-term incentives;

•	Review and approve compensation of all key senior executives and elected corporate officers; and

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland.

For further information about the responsibilities of the P&C Committee, see “Committees and Meetings of the Board of Directors—Personnel and Compensation Committee” on page 28.

The P&C Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs, the P&C Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Chief Human Resources and Communications Officer regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources-Global Total Rewards function at Ashland and its compensation consultant; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels within peer and general industry companies.

The P&C Committee meets in executive session for a portion of each Committee meeting.

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2011 were Theodore M. Solso (Chair), Kathleen Ligocki, Vada O. Manager, Barry W. Perry and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to Ashland’s risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and reports periodically to the Board and to specific Committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various Committees of the Board has been assigned responsibility for risk management oversight of specific areas. In particular, the Audit Committee maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, and internal controls over financial reporting and disclosure controls and procedures. The Audit Committee also has oversight responsibility related to Ashland’s key financial risks. The Environmental, Health and Safety Committee assists the Board in fulfilling its oversight responsibility with respect to environmental, health, safety and business continuity risks. In setting compensation, the P&C Committee monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking. Finally, the G&N Committee conducts an annual review of nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committee structure, leadership and membership.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2011. During this review, the Board considered relationships and transactions between each director, any member of his or her immediate family, and his or her affiliates, and Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that Messrs. Hale, Manager, Perry, Rohr, Schaefer, Solso, Turner and Ward and Ms. Ligocki are each independent of Ashland and its affiliates. Mr. O’Brien, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under the federal securities laws. Ashland’s Board of Directors has concluded that the following relationships between Ashland and the director-affiliated entities are not material pursuant to the Standards and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Mark C. Rohr, a director of Ashland, is Executive Chairman of the Board and former Chief Executive Officer of Albemarle Corporation (“Albemarle”). During fiscal 2011, Ashland paid Albemarle approximately $11.4 million and Albemarle paid Ashland approximately $900,000 for certain products and/or services.

Michael J. Ward, a director of Ashland, is Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). During fiscal 2011, Ashland paid CSX approximately $15.4 million for transportation services, and CSX paid Ashland approximately $68,000 for certain products and/or services.

Theodore M. Solso, a director of Ashland, will be retiring from Ashland’s Board on January 26, 2012. Mr. Solso is currently Chairman and Chief Executive Officer of Cummins Inc. (“Cummins”) and will be retiring from Cummins effective January 1, 2012. During fiscal 2011, Ashland paid Cummins approximately $14,000 for certain products and services, and Cummins paid Ashland approximately $32 million for goods and services. Additionally, Ashland Consumer Markets, a commercial unit of Ashland, and Cummins are partners in joint ventures.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which Ashland was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interest, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to annually identify potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chairman of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

•	Compensation to a director or executive officer which is or/will be disclosed in Ashland’s proxy statement;

•	Compensation to an executive officer which is approved by the P&C Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer;”

•

A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and

•	A transaction in which the related person’s interest arises solely from the ownership of Ashland stock and all shareholders receive the same benefit on a pro rata basis.

Communication with Directors

The Board of Directors has established a process by which shareholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. All of Ashland’s then current directors, except for Dr. Bernadine Healy (who retired from the Board effective as of the 2011 Annual Meeting) and John F. Turner, were present at the Annual Meeting held on January 27, 2011.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and P&C Committees of the Board meet in executive session during every Committee meeting. Other Board Committees meet in executive session at the discretion of the Committee members.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified or express mail to the Corporate Secretary of Ashland at 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Such suggestions must be received no later than September 1, 2012, to be considered by the G&N Committee for inclusion as a director nominee for the 2013 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical or consumer marketing industries; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an annual meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that the shareholder must give written notice (as specified below) to the Corporate Secretary of Ashland not later than ninety days in advance of the annual meeting (provided that if the annual meeting of shareholders is held earlier than the last Thursday in January, such notice must be given within ten days after the first public disclosure of the date of the annual meeting). Public disclosure may include a public filing with the SEC. The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•

A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•

A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: Audit Committee; Environmental, Health and Safety Committee; Governance and Nominating Committee; and Personnel and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2011, eight meetings of the Board were held. Each current director attended at least 75% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 84.3%. The following table describes the members of each of the Committees, its primary responsibilities and the number of meetings held during fiscal 2011.

Meetings and Current Members	Summary of Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2011: 6

In addition, the Committee met quarterly to discuss and review Ashland’s quarterly financial performance, associated news releases and Form 10-Q filings.

Members:

George A. Schaefer, Jr. (Chair)

Kathleen Ligocki

Vada O. Manager

Barry W. Perry

Mark C. Rohr

•    Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports

•    Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting)

•    Oversees performance of Ashland’s internal audit function and independent auditors, who report directly to this Committee

•    Evaluates the independence and performance of the independent auditors

•    Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors

•    Reviews the effectiveness of Ashland’s legal and regulatory compliance programs

•    Discusses the overall scope and plans for audits with both internal and independent auditors

•    Reviews and investigates any matters pertaining to the integrity of management

•    Establishes and maintains procedures for handling complaints regarding accounting and auditing matters

•    Reviews Ashland’s risk management policies and assessment processes

•    Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives policy and past audits of capital investments

•    Oversees funding and investment policy related to employee benefit plans

Meetings and Current Members	Summary of Responsibilities
ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE Meetings in fiscal 2011: 5 Members: Kathleen Ligocki (Chair) Roger W. Hale Mark C. Rohr John F. Turner Michael J. Ward

•    Oversees and reviews Ashland’s environmental, health and safety policies, programs, practices, competitors’ activities and industry best practices

•    Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts

•    Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health and safety and business continuity risks

•    Reports to the Board concerning implementation of environmental, health and safety policies and assists the Board in assuring Ashland’s compliance with policies

GOVERNANCE AND NOMINATING COMMITTEE Meetings in fiscal 2011: 4 Members: John F. Turner (Chair) Roger W. Hale Barry W. Perry George A. Schaefer, Jr. Theodore M. Solso* * Will retire January 26, 2012

•    Recommends nominees for the Board of Directors and its Committees

•    Reviews suggested potential candidates for the Board

•    Recommends desirable size and composition of the Board and its Committees

•    Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation

•    Reviews corporate governance guidelines, corporate charters and proposed amendments to the articles and by-laws of Ashland

•    Reviews transactions pursuant to the Related Person Transaction Policy

•    Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles

•    Oversees the evaluation of the Board

•    Reviews the process for succession planning for the executive management of Ashland

•    Reviews all Committee charters

•    Reviews and makes recommendations to address shareholder proposals

Meetings and Current Members	Summary of Responsibilities
PERSONNEL AND COMPENSATION COMMITTEE Meetings in fiscal 2011: 5 Members: Theodore M. Solso* (Chair) Kathleen Ligocki Vada O. Manager Barry W. Perry Michael J. Ward * Will retire January 26, 2012

•    Ensures Ashland’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests, and emphasize pay for performance linkage

•    Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer

•    Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers

•    Oversees the execution of senior management succession plans, including HR-related business continuity plans

•    Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements, and/or any other special or supplemental benefits covering any current or former executive officer

•    Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans

•    Oversees the implementation and administration of Ashland’s compensation plans

•    Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking

•    Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax deductibility

•    Oversees the preparation of the annual report on executive compensation

The Finance Committee held three meetings in fiscal 2011. In May 2011, the responsibilities of the Finance Committee were assumed by the Audit Committee and the Finance Committee was disbanded.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the overall executive compensation policies and practices at Ashland and specifically analyzes the total compensation for the following named executive officers:

•	James J. O’Brien, Chairman and Chief Executive Officer;

•	Lamar M. Chambers, Senior Vice President and Chief Financial Officer;

•	David L. Hausrath, Senior Vice President;

•	John E. Panichella, Senior Vice President and President of Ashland Specialty Ingredients; and

•	Theodore L. Harris, Senior Vice President, President of Global Supply Chain, and President of Ashland Performance Materials.

Executive Summary

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of the following types of compensation: base pay, annual incentive compensation awards, and long-term incentive compensation awards which are comprised primarily of stock appreciation rights (“SARs”) and Long-Term Incentive Plan Awards (“LTIPs”).

Fiscal 2011 Highlights

During the past several years, Ashland’s focus has been on transforming its business into a leading, global specialty chemicals company and positioning Ashland for long-term sustainable growth. Ashland’s acquisition of International Specialty Products Inc. (“ISP”) in August 2011, together with the sale of the Distribution business in March 2011, has completed this transformation and positioned the Company to focus on revenue and earnings growth.

Highlights for fiscal 2011 include, among other things, the following:

•

Acquisition of ISP. Ashland acquired ISP in an all cash transaction for a purchase price of $3.2 billion, reduced by the amount of ISP’s net indebtedness at closing and subject to certain post-closing adjustments. ISP was a privately owned, specialty chemical manufacturer of functional and active ingredients, with strong positions in key growth markets including personal care and pharmaceutical.

•

Sale of the Distribution business segment. The sale of the Distribution business segment in March 2011 generated nearly $1 billion in cash. This cash was used in part to support the purchase and financing of ISP.

•

Casting Solutions Joint Venture. In November 2010, Ashland and Süd-Chemie AG (“Süd-Chemie”) completed the combination of their worldwide activities in the foundry chemical sector through the formation of a global joint venture. The joint venture, based in Hilden, Germany, operates under the name ASK Chemicals GmbH, and Ashland and Süd-Chemie each hold a fifty-percent interest. Ashland received $67 million in cash as a result of the transaction. The joint venture also better positions Ashland’s former Casting Solutions business for long-term growth and profitability.

•

New China HEC Facility. In November 2010, Ashland opened its new HEC facility in Nanjing, China, which can produce 10,000 metric tons of HEC per year and can be expanded to produce up to 20,000 metric tons per year. The facility has been operating at essentially full capacity for the last two quarters of fiscal 2011, and Ashland has announced additional HEC production expansion in China, Europe and North America.

Key Executive Compensation Objectives

Ashland aligns executive compensation and shareholder value by providing appropriate and competitive incentives to achieve annual and long-term performance goals. Indicative of this alignment is the mix of at-risk compensation (annual incentive, SARs and LTIP) for the Chief Executive Officer and the other named executive officers. For the Chief Executive Officer, the target of Total Direct Compensation (as defined on page 36) that is at risk is 84%. Specifically, the Chief Executive Officer’s target Total Direct Compensation is allocated as follows: (i) 64% to long-term incentives (SAR and LTIP awards), (ii)  20% to annual incentives and (iii)  16% to base salary. For the other named executive officers, their target Total Direct Compensation that is at risk is an average of 70%. Specifically, their target Total Direct Compensation is allocated as follows: (i)  44% to long-term incentives, (ii) 26% to annual incentives and (iii) 30% to base salary.

The performance measures for the incentive compensation plans are as follows:

•

Incentive Compensation Plan. The two primary financial performance measures used in determining the incentive compensation payments are Operating Income and Working Capital Efficiency (as each is defined on page  38). These performance measures are company-wide and/or specific to the business segment to which an executive is assigned and are also used in the incentive compensation program and the variable pay program in which all employees participate. These performance measures help ensure that the cash compensation of all employees, including the named executive officers, are aligned with key Company objectives. Safety performance may modify the incentive compensation payment.

•

Long-Term Incentive Plan. The LTIP has two performance measures, Return on Investment (ROI) and Total Shareholder Return (TSR) (as each is defined on page 42). For all executives, including the named executive officers, these performance measures apply at the Ashland level but not at the business segment levels. This ensures the proper alignment between long-term executive compensation and shareholder value.

Ashland also has several governance practices in place to align executive compensation with shareholder interests and mitigate risks in its plans. These practices include: stock ownership guidelines, limited perquisites, use of tally sheets and a clawback policy.

The P&C Committee considered the shareholder vote regarding the non-binding resolution on executive compensation voted on at the 2011 Annual Meeting of Shareholders. Because a substantial majority (92%) of votes cast approved the compensation program described in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders, the P&C Committee continued to apply the same principles in determining the amounts and types of executive compensation.

Key Compensation Decisions for Fiscal 2011

•

Base Pay. Ashland utilizes merit increase guidelines based on the individual’s performance and his position relative to the salary range midpoint to formulate merit increase recommendations. The Chief Executive Officer and all of the named executive officers are subject to the same merit increase guidelines as all other employees. For fiscal 2011, these guidelines provided for increases between 0% and 8.0%. The P&C Committee approved a base pay increase for Mr. O’Brien of 2.0%.

•

Incentive Compensation Plan. The fiscal 2011 target incentive opportunities for all named executive officers, including the Chief Executive Officer, remained the same as fiscal 2010. The maximum incentive payout also remained the same at 150% of the incentive opportunity. The P&C Committee established performance targets for two performance measures at the beginning of the fiscal year. Based on Ashland’s performance in fiscal 2011 compared to the performance goals established at the beginning of the fiscal year, the P&C Committee approved incentive compensation payouts at 72.1% of incentive opportunity for Messrs. O’Brien and Chambers. For Messrs. Hausrath, Panichella and Harris, the payout was 97.1%, 130.4% and 74.2% of incentive opportunity, respectively.

•

Long-Term Incentive Plan Payment. The LTIP plan payment for the performance period of fiscal 2008 through fiscal 2010 was approved by the P&C Committee in November 2010. This LTIP performance plan paid out at a weighted score of 15.75% of the target number granted, with the ROI portion scoring at 31.5% and the TSR portion scoring at 0%.

•

Long-Term Incentive Grants. The P&C Committee typically grants SAR and LTIP awards in November of each fiscal year. SARs are valued on a Black-Scholes methodology based on the average closing stock price for the 20 business days ending on September 30 of the prior fiscal year-end. LTIP awards are valued based on the average closing stock price for the 20 business days ending on September 30 of the prior fiscal year-end. For the Chief Executive Officer, total long-term incentive grant target values have an allocation of 50% to SARs and 50% to LTIPs. For fiscal 2011, the grant value targets for SARs and LTIPs for the Chief Executive Officer and the other named executive officers remained the same as fiscal 2010.

Principles and Objectives of Ashland’s Executive Compensation Program

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program is designed to reflect the individual executive’s contribution and the performance of Ashland. The core principles of Ashland’s approach to executive compensation design and evaluation are as follows:

•

Programs should create alignment between the interests of the executives and the shareholders by ensuring that compensation opportunities for executives are linked to building long-term shareholder value through the achievement of the financial and strategic objectives of Ashland.

•	Programs should provide competitive, market-driven compensation to attract and retain executive talent for the long-term.

•

Compensation should generally be targeted between the median and 75th percentile of the market when compared to the compensation of individuals in similar-sized organizations in the chemical industry as well as in the general industry.

•	The concept of opportunity is important. Individuals should have the opportunity to do well when Ashland does well and total compensation should vary in relation to the Company’s performance.

•

There should be a balance between fixed and variable compensation, with variable compensation constituting a larger portion of an executive’s total compensation the more senior the executive. The targeted pay mix for an executive should also be aligned with market competitive practices.

•	Programs should promote ownership of Ashland stock to align the interests of management and shareholders.

•	Incentive compensation should not promote unreasonable or excessive risk taking that could threaten the long-term value of Ashland.

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee frequently reviews Ashland’s compensation practices, and its decisions take into consideration, among other things, Ashland’s compensation philosophy, its financial and operating performance, individual performance, and practices and compensation levels of peer companies. See “Oversight of Ashland’s Executive Compensation Program” on page 21 for a more detailed discussion of the P&C Committee’s role in the executive compensation process.

Management also plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer (and in certain instances the other members of the Executive Committee), in consultation with the P&C Committee’s independent executive compensation consultant and the Chief Human Resources and Communications Officer develops compensation recommendations for the P&C Committee’s consideration including:

•	Business performance targets and objectives that are tied to Ashland’s annual and long-term incentive plans;

•	Plan design changes based on competitive analysis of executive pay practices;

•	Individual performance evaluations;

•	Recommendation of base salary and target bonus opportunities;

•	The mix of restricted stock, SARs and LTIP grants;

•	Recommendation of adjustments to the reported financial results for purposes of determining annual incentive payments; and

•	Recommendation of adjustments to awards.

The Chief Executive Officer takes various factors into consideration when making individual compensation recommendations including: the relative importance of the executive’s position within the organization; the individual tenure and experience of the executive; and the executive’s individual performance and contributions to Ashland’s financial and operating results.

Independent Executive Compensation Consultant’s Role

The P&C Committee directly engages Deloitte to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. The assessment consists of reviews of:

•	The competitiveness of compensation provided to Ashland’s key executives;

•	Ashland’s peer group for pay and performance comparisons;

•	Ashland’s executive stock ownership guidelines;

•	Ashland’s executive change in control agreements for key executives;

•	Ashland’s incentive compensation programs for risk;

•	The degree of difficulty of the performance targets under the incentive compensation plan; and

•	The alignment of pay for performance by analyzing the targets to actual compensation.

Deloitte’s engagement includes the following on-going work on behalf of the P&C Committee: review of competitive pay practices for outside board members; as needed, reviews of other components of Ashland’s compensation programs including: benefits, perquisites, deferred compensation plans, severance policies and change in control provisions; updates regarding trends in executive and outside board compensation practices; and updates regarding changes in regulatory and legislative developments. Deloitte’s aggregate fees for executive and director compensation services in fiscal 2011 were $127,000.

In addition to the compensation services provided by Deloitte to the P&C Committee, Deloitte affiliates provided certain services to Ashland at the request of management consisting of (i) tax services and other tax-related services; (ii) merger and acquisition integration consulting services; and (iii) information technology consulting. Ashland paid $13 million to Deloitte in fiscal 2011 for these other services. The P&C Committee believes that, given the nature and scope of these projects, the additional assignments described above did not impair Deloitte’s ability to provide an independent perspective to the P&C Committee’s deliberations about executive compensation.

Factors Considered In Determining Executive Compensation

Competitive Benchmarking

The P&C Committee annually reviews competitive compensation information in order to evaluate if executive pay levels are market competitive and consistent with the Company’s stated compensation philosophy. The competitive compensation information is derived from multiple published survey sources and is based on competitive data for chemical and general industry companies. Competitive pay data has been gathered from the following published survey sources:

Survey Source	Primary Scope	Secondary Scope
Towers Watson 2010 Top Management Survey	Chemical Companies	Non-Durable Goods Manufacturing Companies
Mercer Executive Compensation Survey	Non-Durable Goods Manufacturing Companies	All Companies
Towers Perrin 2010 Compensation Database	Chemical and Gas Companies	All Companies

Competitive compensation information is comprised of both industry-specific and general industry company data because Ashland competes for executive talent among a broad array of companies, both within and outside of the chemical industry. The competitive data is size-adjusted based on statistical regression analysis that is consistent with the Corporate or business segment revenue responsibilities for each executive.

Relative Performance Comparisons

To align Ashland’s executive compensation program with the interests of shareholders and to reinforce the concept of pay for performance, Ashland uses relative performance as compared to a select peer group (“Performance Peer Group”) for determination of awards under its Long-Term Incentive Program (LTIP) described on page 40 of this analysis. Return on Investment (ROI) and Total Shareholder Return (TSR) performance are the measures compared. These measures are weighted equally. Ashland must achieve median performance relative to the Performance Peer Groups for eligible executives to earn a target award under the LTIP. To better align with shareholder interests, the P&C Committee approved the use of different Performance Peer Groups to determine ROI and TSR performance.

ROI Performance Peer Group

The ROI Performance Peer Group is a sub-set of the S&P Diversified and Specialty Chemical Indices. As with historical practice, the Performance Peer Group may be adjusted for each three-year performance period depending on changes in the market capitalization of those companies in the S&P Diversified and Specialty Chemical Indices. The ROI Performance Peer Group companies typically have a market capitalization between $0.4 billion and $20 billion. Companies that fall outside of this market capitalization are not selected to be in the Performance Peer Group. The P&C Committee has approved the following companies as the ROI Performance Peer Group for the fiscal 2011-2013 LTIP grant, all of which have a market capitalization between $0.4 billion and $20 billion as of January 2011:

Albemarle Corporation	International Flavors & Fragrances Inc.	Schulman (A.) Inc.
Balchem Corporation	Mineral Technologies Inc.	Sensient Technologies Corporation
Cabot Corporation	NewMarket Corporation	Sigma-Aldrich Corporation
Cytec Industries Inc.	Olin Corporation	Stephan Co.
Eastman Chemical Company	OM Group, Inc.	The Sherwin Williams Co.
Ecolab Inc.	PolyOne Corporation	Valspar Corporation
FMC Corp.	PPG Industries, Inc.
H.B. Fuller Company	RPM International Inc.

TSR Performance Peer Group

The TSR Performance is measured against the entire S&P MidCap 400 and S&P 500 Materials Group. Ashland believes that the use of these indices better represents our shareholder interests and reduces the volatility of the TSR calculation. The use of these indices applies to the fiscal 2011-2013 LTIP grant. The prior LTIP grants that have not yet vested continue to use their established performance peer groups.

Individual Performance Evaluation: Chief Executive Officer

The P&C Committee evaluates the Chief Executive Officer’s performance based on Ashland’s financial performance, the accomplishment of Ashland’s long-term strategic objectives, and the accomplishment of annual objectives. The P&C Committee then reviews its determination with the other independent members of the Board. The Chief Executive Officer reviews the status of performance against objectives with the Board at mid-year and again after the end of the fiscal year. The Chief Executive Officer’s individual performance against objectives is used for compensation purposes by the P&C Committee primarily in consideration of a merit adjusted, base salary increase. The annual incentive award is determined by predetermined goals.

Individual performance goals for the Chief Executive Officer for fiscal 2011 included the following:

•	Institutionalize a zero incident culture for top quartile safety performance;

•	Achieve operating plan and working capital targets;

•	Continue execution of strategy to become a leading specialty chemicals company;

•	Compete to win new business through innovation;

•	Lead and operate globally; and

•	Build our winning culture.

For fiscal 2011, employees eligible for incentive compensation participate in an individual performance pool designed to recognize outstanding individual performance. Mr. O’Brien is not eligible to participate in the individual performance pool component of the incentive compensation plan. As a result, the determination of Mr.  O’Brien’s 2011 annual incentive payment was based entirely on predetermined financial measures. The annual incentive compensation plan is explained in further detail on page 38.

Individual Performance Evaluations: Named Executive Officers other than the Chief Executive Officer

At the beginning of each fiscal year each named executive officer (excluding the Chief Executive Officer) and certain other officers jointly set their annual, individual performance objectives with the Chief Executive Officer. Performance against objectives is reviewed throughout the year on a quarterly basis. At the end of the fiscal year, the Chief Executive Officer conducts a final review with each of his direct reports, including each named executive officer, and rates their performance using a scale of “Greatly Exceeds Expectations” to “Does Not Meet Expectations.” The Chief Executive Officer then submits to the P&C Committee a performance assessment and compensation recommendation for each of the named executive officers as well as for most other executive officers. The performance evaluations are based on factors such as achievement of Company and individual objectives and contributions to the financial performance of Ashland. Individual performance of the named executive officers is used by the Chief Executive Officer and P&C Committee in consideration of individual merit base salary increases. In addition, individual performance is used in consideration of awards under the individual performance pool of the incentive compensation plan. No named executive officer, other than Mr. Hausrath, received an individual performance pool award. An additional 25% ($106,800) of Mr. Hausrath’s target incentive compensation award was added to his incentive award for his outstanding contributions in connection with the successful completion of the transformation of the Company.

Individual performance goals include the achievement of sales, operating income and working capital efficiency objectives compared to targeted goals. They also include specific goals related to: cost reduction, planned expansion into designated markets and geographical areas, organizational effectiveness, operational excellence, process improvement and safety.

Tally Sheets

In January 2011, the P&C Committee reviewed the compensation tally sheet for Mr. O’Brien and all Senior Vice Presidents. The P&C Committee primarily uses the tally sheet information as an overview of total compensation including the value of benefits and perquisites paid, the value of equity holdings at the end of the fiscal year, an inventory of stock options and SARs, restricted shares and performance units, and as an analysis of the realized value of equity awards earned, vested or exercised in the past two fiscal years. In addition, the P&C Committee reviews a summary of severance benefits that would be paid upon termination of employment under various scenarios to determine the appropriateness of such benefits. The scenarios included in the review are: termination without cause or for good reason after a change in control; termination by Ashland without cause in the absence of a change of control; and voluntary termination. The tally sheet analysis provides the P&C Committee a comprehensive overview of the primary executive compensation components and serves as background information for future compensation decisions. Based on the review of the tally sheets conducted in January 2011, the P&C Committee concluded that Ashland’s executive compensation program was working as intended and that no significant changes were needed.

Elements of Ashland’s Executive Compensation Program

The executive compensation program consists of the following elements of pay:

Annual Cash Compensation

•	Base Salary

•	Annual Incentive Compensation

Long-Term Incentives

•	Long-Term Incentive Program (“LTIP”)—Performance Units

•	Stock Appreciation Rights (“SARs”)

•	Restricted Shares

Retirement Benefits

Health and Welfare Benefits

Executive Perquisites

Severance Pay Plan

Change in Control Agreements

Pay Mix

Base salary represents 16% of the Chief Executive Officer’s target compensation and approximately 30% of other named executive officers’ target compensation. In fact, on average, at least 70% of annual compensation for Ashland’s named executive officers varies each year based primarily upon Ashland’s financial performance because this portion of compensation is at risk. The following charts show the fiscal 2011 Total Direct Compensation* mix (based on targeted compensation).

*	Total Direct Compensation represents the sum of base salary + target annual incentive + target long-term incentive. The base salary is the only fixed compensation component. At-risk compensation is equal to the sum of target annual incentive + target long-term incentive.

For fiscal 2011, base salaries were generally targeted at the market median; annual incentive targets were set at the competitive 75th percentile; and long-term incentive opportunities were generally positioned between the median and 75th percentile. The higher target opportunity for annual incentive drives financial performance and provides Ashland the ability to attract and retain executive talent during a period in which the Company has undergone a strategic transformation.

Annual Cash Compensation

Annual cash compensation consists of market-competitive base salary and annual incentive compensation.

Base Salary

Base salaries are the foundation for the compensation programs provided to named executive officers, as annual incentive payments, long-term incentive grants, and most employee benefits are linked to base salary. Base salary is designed to compensate executives for services rendered during the fiscal year and for their sustained performance. Base salaries are targeted at the 50th percentile of salaries for individuals having similar jobs in similarly-sized companies in the specialty chemical and general industries. Competitive salary ranges are established for executive positions (including each named executive officer) with the midpoint of the salary range representing the approximate median level of base pay in the competitive market for each position.

Ashland believes that base salary is within the range of competitive practice if it is 20% above or below the desired target. Based on the P&C Committee’s review of an analysis conducted by the compensation consultant, the P&C Committee concluded that all named executive officers fall within this range.

Base salary increases are a reflection of individual performance and of an individual’s pay relative to the salary range midpoint for his or her position. The merit increase process (merit guideline) that is used for most employees, including the named executive officers, provides for greater increases to the highest-performing employees, up to a maximum of 120% of the salary range midpoint. The merit guideline also provides for greater increases to employees who are below their salary range midpoint and are meeting acceptable performance levels. For 2011, the merit guideline provided for increases between 0% and 8.0%, depending on an individual’s performance and their position relative to the salary range midpoint for their job.

The Chief Executive Officer uses the merit guideline as the basis for his salary increase recommendations for named executive officers (excluding himself) and other corporate officers. The Chief Executive Officer has the discretion to adjust merit increase recommendations from the guideline suggested amount based upon such factors as internal equity and individual performance. The P&C Committee reviews the market data provided by Deloitte and the individual performance evaluations and merit increase recommendations submitted by the Chief Executive Officer to approve salary increases for the named executive officers and other corporate officers.

The same merit guidelines are used by the P&C Committee when evaluating the merit increase for the Chief Executive Officer. After reviewing the merit guideline, the competitive market data and the Chief Executive Officer’s individual performance relative to pre-established objectives (including a review of the Chief Executive Officer’s self assessment), the P&C Committee, in executive session without management present, develops a recommended salary increase for the Chief Executive Officer. Final compensation actions for the Chief Executive Officer are approved by the independent Board members.

After consideration, the P&C Committee rated Mr. O’Brien’s performance as exceeding expectations under Ashland’s performance management system for fiscal year 2010. The P&C Committee used the merit guideline to establish a recommended salary increase for Mr. O’Brien. The combination of Mr. O’Brien’s performance evaluation with his pay level relative to the established salary range midpoint, resulted in a guideline recommended increase of approximately 2.0% and an actual base salary increase of $22,847. Using the same methodology, the base salary increases for all other named executive officers were as follows: Mr. Chambers (4.5%), Mr. Hausrath (1.0%), Mr. Panichella (4.5%) and Mr. Harris (3.0%).

The acquisition of ISP increased the complexity, revenue and responsibility of positions held by Messrs. Panichella and Harris. Therefore, based on size adjusted competitive data, the P&C Committee approved a 10% base pay increase in September 2011 for these individuals. After the base pay increases, their market position for base pay is approximately 4% below the market median.

Annual Incentive Compensation

The annual cash incentive is designed to compensate executives for the achievement of annual, primarily short-term performance goals. The named executive officers and approximately 175 additional senior employees participated in the fiscal 2011 incentive compensation plan. The plan provides an opportunity for each participant to earn a targeted percentage of base salary based on achievement of company-wide or business unit performance targets. The target annual incentive opportunity is higher for the Chief Executive Officer relative to the other named executive officers based upon market competitive data. The table below reflects the targeted annual incentive opportunity:

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target 2011 Annual Incentive
Mr. O’Brien	120%	$1,398,264
Mr. Chambers	90%	$457,911
Mr. Hausrath	90%	$427,203
Mr. Panichella	75%	$287,904
Mr. Harris	75%	$287,186

In November 2010, the P&C Committee reviewed and approved measures and target performance levels for the fiscal 2011 incentive compensation. Subsequently in May 2011, the P&C Committee reviewed and approved updated target performance levels for fiscal 2011 to adjust for certain divestitures. The approved performance measures were Operating Income and Working Capital Efficiency. The Operating Income measurement is an indication of the profitability of Ashland and each business unit. Operating Income may be adjusted for key items. The Working Capital Efficiency measurement focused on three key cash flow drivers, which were accounts receivable, inventory and accounts payable, and was measured on a percentage of sales. This measurement was chosen because Working Capital Efficiency, like Operating Income, was viewed as a critical measure of Ashland’s ability to optimize cash flow and value given the economic environment. The P&C Committee believes the use of both of these measures helps balance management decision-making on both profit growth and working capital management. The P&C Committee also believes that these objectives represent measures that are important to our shareholders. Both measures for fiscal 2011 do not include results of ISP, acquired on August 23, 2011. The weighting and business unit focus of the measures for each named executive officer is as follows:

Messrs. O’Brien, Chambers and Hausrath	90% weight on Ashland’s “Operating Income”* performance
10% weight on Ashland’s “Working Capital Efficiency”** performance

Mr. Panichella	20% weight on Ashland’s Operating Income performance
70% weight on Ashland Specialty Ingredients’ Operating Income performance
10% weight on Ashland Specialty Ingredients’ Working Capital Efficiency performance

Mr. Harris	55% weight on Ashland’s Operating Income performance
35% weight on Ashland Performance Materials’ Operating Income performance
10% weight on Ashland Performance Materials’ Working Capital Efficiency performance

*	“Operating Income” is generally net operating income under generally accepted accounting principles adjusted for certain key items.

**	“Working Capital Efficiency” is defined as (accounts receivable + inventory – accounts payable)/sales measured on a thirteen month average basis.

For each of the measures previously listed, the P&C Committee established a minimum (hurdle), target and maximum performance level. For fiscal 2011, the target annual incentive opportunity for each of the named executive officers was positioned at approximately the 75th percentile in order to drive financial performance and to attract and retain executive talent during a period in which the Company was undergoing a strategic transformation. To assess the rigors of the goals under the annual incentive plan, the P&C Committee compared Ashland’s 2011 performance targets to actual fiscal 2010 results, to fiscal 2011 operating plan, and to EBITDA goals. Based on this review, the P&C Committee confirmed that Ashland’s targeted level of performance required high levels of performance in order to achieve target-level incentive award payouts.

Consistent with past practice and based on a core set of principles and adjustment criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which fiscal 2011 operating income incentives were determined to account for the effect of restructuring severance costs and other special items. These adjustments are consistent with established policy. The adjustments were intended to ensure that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified. No adjustments were made to Working Capital Efficiency.

On an adjusted basis, Operating Income performance for fiscal 2011 relative to target was as follows:

Operating Income Performance and Incentive Compensation Scores

FY2011—Adjusted

($, Thousands)

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (155.5% Payout)	2011 Adjusted Operating Income	Operating Income Component Percent of Target Award Earned
Specialty Ingredients	$90,688	$120,890	$145,068	$158,060	155.5%
Water Technologies	$100,224	$133,632	$160,358	$98,609	0%
Performance Materials	$37,060	$49,413	$59,296	$43,846	63.9%
Consumer Markets	$207,405	$276,540	$331,848	$204,891	0%
Ashland Inc.	$386,954	$532,074	$648,168	$455,696	57.9%

For fiscal 2011, the Working Capital Efficiency measure was limited to a 100% payout. The 100% payout level is the targeted performance level and maximum payout of the component. Working Capital Efficiency performance for fiscal 2011 relative to target was as follows:

Working Capital Efficiency (“WCE”) Performance and Incentive Compensation Scores

FY2011

Operating Unit	Hurdle (20% Payout)	Target and Maximum (100% Payout)	2011 WCE	WCE Component Percent of Target Award Earned
Specialty Ingredients	26.05%	25.05%	21.34%	100%
Water Technologies	14.80%	14.23%	14.63%	50%
Performance Materials	7.17%	6.89%	6.77%	100%
Consumer Markets	14.19%	13.64%	13.89%	50%
Ashland Inc.	14.40%	13.84%	13.65%	100%

For fiscal 2010, a “safety modifier” was added and continued in fiscal 2011 to reflect the importance of safety matters within Ashland. The safety modifier either added or deducted up to 10 percentage points based on a combination of the Operating Unit’s Total Reportable Rate (“TRR”) and safety activity based performance by the executive. The safety modifier may not increase the incentive paid above 150% of target. The safety modifier adjusted the incentive compensation earned as follows:

Named Executive Officer	Positive 10 Percentage Points added if TRR was less than	No adjustment if TRR is between	Negative 10 Percentage Points added if TRR was more than	TRR Achieved	Safety Modifier Earned
Mr. O’Brien	1.17	1.18 to 1.58	1.59	1.10	+10 pts.
Mr. Chambers	1.17	1.18 to 1.58	1.59	1.10	+10 pts.
Mr. Hausrath	1.17	1.18 to 1.58	1.59	1.10	+10 pts.
Mr. Panichella	0.51	0.52 to 0.87	0.88	0.83	0 pts.
Mr. Harris	1.17	1.18 to 1.58	1.59	1.10	+10 pts.

Based on these results, the annual incentives earned for fiscal 2011 performance were as follows:

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target 2011 Annual Incentive	Percent of Target Annual Incentive Earned	Actual 2011 Annual Incentive Paid
Mr. O’Brien	120%	$1,398,264	72.1%	$1,008,289
Mr. Chambers	90%	$457,911	72.1%	$330,201
Mr. Hausrath	90%	$427,203	97.1%	$414,858
Mr. Panichella*	75%	$287,904	130.4%	$375,575
Mr. Harris	75%	$287,186	74.2%	$213,123

*	In addition, Mr. Panichella received a retention bonus of $120,000. This retention bonus was a component of a three-year employment agreement entered into with Ashland in November 2008 in connection with the acquisition of Hercules Incorporated.

The actual payout levels for the annual incentive compensation plan vary from year to year as represented in the chart below that reflects the Ashland Inc. weighted scores for the last five years:

Incentive Compensation (Fiscal Year)	Weighted Score as a % of Target (100% Payout)
2011	72.1%
2010	135.5%
2009	93.8%
2008	33.3%
2007	68.9%

Long-Term Incentive Compensation

Ashland’s long-term incentive compensation is designed to reward key employees for achieving and exceeding long-term goals and driving shareholder return. It is also designed to foster stock ownership among executives. The performance measures used in Ashland’s long-term plan are different than those used in the annual incentive program. This is an intentional design element. The P&C Committee believes that shareholders interests are best served by balancing the focus of executives’ decisions between short-term and longer-term measures. Long-term incentive compensation is comprised primarily of two elements: SARs and LTIP awards. Restricted stock is also a component of long-term compensation, but it is granted on a very selective basis rather than annually.

An overall long-term incentive target opportunity is established based on competitive data, current base salaries and pay band or position. For fiscal 2011, the long-term incentive targets for each of the named executive officers were generally positioned between the median and 75th percentiles of competitive practice. The target long-term incentive opportunity is expressed as a percentage of base salary or midpoint of the assigned pay band. Mr. O’Brien’s total long-term incentive target relative to that of the other named executive officers is a reflection of the competitive market data for similarly situated executives. The total long-term incentive target guidelines for Ashland’s named executive officers for fiscal 2011 are as follows:

Named Executive Officer	Total Long-Term Incentive Target as a % of Salary
Mr. O’Brien	400%
Messrs. Chambers and Hausrath	175%
Messrs. Panichella and Harris	135%

The total Long-Term Incentive Target as a percentage of salary is allocated 50% to SARs and 50% to LTIP awards for all executives that participate in both programs. Targets are typically established by the P&C Committee at its November meeting. Ashland’s process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.

Long-Term Incentive Program (“LTIP”)—Performance Units

The LTIP for certain key employees is a long-term incentive tied to Ashland’s overall financial and total shareholder return performance relative to the financial and total shareholder return performance of the Performance Peer Groups. It is designed to encourage and reward executives for achieving long-term financial performance that meets or exceeds the relative financial performance of peers.

Awards under the LTIP are granted annually, with each award covering a three-year performance cycle. The number of units awarded is based on a targeted percentage of the employee’s base salary or midpoint of the assigned pay band and valued by the average of the closing prices of Ashland Common Stock for the last twenty business days of the prior fiscal year. Awards under the LTIP are not adjusted for, nor entitled to receive, cash dividends during the performance period.

The following calculation showing how Mr. O’Brien’s target fiscal 2011–2013 LTIP grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2010:		$1,142,370
x	LTIP target as a percent of salary:	200%

=	Target fiscal 2011–2013 LTIP value:	$2,284,740

Target fiscal 2011–2013 grant: $2,284,740/$48.43* = 47,200 performance units (rounded up to the nearest hundred units)

*	Average of closing prices of Ashland Common Stock for the twenty business days ended September 30, 2010. The twenty business day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual grants under the fiscal 2011–2013 LTIP for Ashland named executive officers were as follows:

Named Executive Officer	LTIP Target as a % of Salary	Number of LTIP Units Granted
Mr. O’Brien	200%	47,200
Mr. Chambers	88%	8,800
Mr. Hausrath	88%	8,500
Mr. Panichella	68%	5,200
Mr. Harris	68%	5,200

In November 2010, the P&C Committee reviewed and approved measures and target performance levels for the fiscal 2011–2013 LTIP. The performance period for this LTIP began on October 1, 2010 and ends on September 30, 2013. For all participants, including the named executive officers, the performance measures are Ashland’s return on investment (ROI) and Ashland’s total shareholder return (TSR) performance as compared to the respective Performance Peer Group over the three-year cycle. In choosing these measures, the P&C Committee considered the performance measures used in the other components of Ashland’s executive compensation programs. ROI and TSR are believed to represent an appropriate balance to the shorter-term operating income and working capital efficiency measures used in the annual incentive plan. By balancing the performance measures used, the overall program design encourages management to focus on the overall performance of Ashland and on value creation for Ashland’s shareholders. ROI is a measurement of the effective use of capital, and it is generally determined by dividing net income (excluding certain items) over a specified period by the average equity and debt outstanding over such period. TSR is a measurement of shareholder value creation, and it is defined as the change in Ashland’s stock price plus aggregate dividend payments over the performance period divided by the stock price at the beginning of the performance period. There are no dividends paid on performance units that are granted.

Each of the performance measures in the LTIP is weighted equally and evaluated separately. The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. For the fiscal 2011–2013 LTIP, the hurdle was set at the 35th percentile. If Ashland’s performance is below the 35th percentile, no award is earned. To earn the target award, Ashland’s performance must be at the 50th percentile (median) relative to the peers. The performance maximum represents a level of performance that is at the 90th percentile or above, relative to the respective Performance Peer Group. If the maximum performance is achieved for both relative ROI and TSR, the award earned is 200% of the award opportunity at target. The following chart illustrates these award levels and the corresponding relative performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group	Percent of Target Award Earned
Hurdle	35th percentile	25%
Target	50th percentile	100%
Maximum	90th percentile	200%

In the event performance falls between hurdle and target or target and maximum, the LTIPs are calculated on a linear basis. The earned amount of the LTIP award is paid in Ashland Common Stock.

The fiscal 2008-2010 LTIP was paid in December 2010 for the performance period of October 1, 2007 to September 30, 2010. The following chart illustrates these award levels and the corresponding relative performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group	Percent of Target Award Earned
Hurdle	35th percentile	25%
Target	50th percentile	100%
Maximum	90th percentile	200%

The ROI measurement for this LTIP plan period indicated that Ashland’s performance was at the 36.3 percentile of the 2008-2010 Performance Peer Group, which resulted in a 31.5% payout for the ROI performance. The TSR performance was at the 18.1 percentile of the 2008-2010 Performance Peer Group which resulted in a 0% payout for TSR performance. The weighted score resulted in a 15.75% payout. The chart below provides the actual payout amounts:

Named Executive Officer	Number of LTIP Units Granted	LTIP Award as a % of Target	Number of Shares Paid
Mr. O’Brien	35,111	15.75%	5,530
Mr. Chambers	2,418	15.75%	381
Mr. Hausrath	5,006	15.75%	789
Mr. Panichella*	—	—	—
Mr. Harris	2,399	15.75%	378

*	Mr. Panichella was not eligible for the 2008-2010 LTIP because he was not an Ashland employee at the time of grant.

The LTIP is a performance based plan. As such, the actual payout levels vary from year to year as represented in the chart below reflecting the LTIP weighted scores for the last five years:

LTIP Plan Year	Date of Payment	Weighted Score as a % of Target (100% Payout)
2008-2010	December, 2010	15.75%
2007-2009	February, 2010	26.0%
2006-2008*	February, 2009*	25.8%*
2005-2007	February, 2008	51.4%
2004-2006	February, 2007	82.8%

*	Messrs. O’Brien, Chambers and Hausrath declined payment of the fiscal 2006-2008 LTIP award due to the 2009 global economic recession.

Stock Appreciation Rights (“SARs”)

Ashland’s SARs program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. The grants of SARs typically occur annually in November.

The methodology for determining the number of SARs to be awarded utilizes a variable approach based on a target value determined as a percentage of an individual’s actual base salary or midpoint of the assigned pay band. The actual number of SARs granted is then determined by taking the target value for each participant and dividing by the Black-Scholes value using the average of the closing prices of Ashland Common Stock for the last twenty business days of the prior fiscal year as determined by the Black-Scholes method.

The following calculation showing how Mr. O’Brien’s target fiscal 2011 SAR grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2010:		$1,114,500
x	Target SAR value as a percent of salary:	200%

=	Target fiscal 2011 SAR value:	$2,284,740

Target SAR grant: $2,284,740/$26.88* = 85,000 SARs (rounded up to the nearest hundred units)

*	Black-Scholes value using the average of closing prices of Ashland Common Stock for the twenty business days ended September 30, 2010. The twenty business day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual grants for fiscal 2011 for Ashland named executive officers were as follows:

Named Executive Officer	SARs Target as a % of Salary	Number of SARs Granted
Mr. O’Brien	200%	85,000
Mr. Chambers	88%	15,900
Mr. Hausrath	88%	15,300
Mr. Panichella	68%	9,300
Mr. Harris	68%	9,300

All SARs are granted with an exercise price equal to the closing price of Ashland Common Stock on the NYSE on the date of grant and are not re-valued if the stock price declines below the exercise price. SARs expire on the tenth anniversary plus one month from the date of grant. SARs vest over a three-year period as follows: 50% vest on the first anniversary of the grant date; an additional 25% vest on the second anniversary of the grant date; and the final 25% vest on the third anniversary of the grant date.

Restricted Shares

There were no grants of restricted shares to any named executive officer in fiscal 2011.

Stock Ownership Guidelines

Equity compensation encourages executives to have a shareholder’s perspective in managing Ashland. Consistent with this philosophy, the P&C Committee has established stock ownership guidelines for Ashland’s executive officers and designated key employees. Employees are subject to the stock ownership requirements if they are eligible to participate in Ashland’s LTIP. Under these guidelines, each employee has five years from the date he or she becomes subject to a particular guideline to reach the minimum levels of Ashland Common Stock ownership identified by the P&C Committee. The current ownership guidelines are the lesser of the following two metrics:

	Dollar Value of Ashland Common Stock	or	Number of Shares of Ashland Common Stock
Mr. O’Brien	5x salary		125,000
Messrs. Chambers and Hausrath	3x salary		30,000
Messrs. Panichella and Harris	3x salary		25,000
Range for other LTIP participants	1-3x salary		3,500-25,000

Ashland Common Stock ownership includes the following: shares held in Ashland’s 401(k) plan and LESOP; equivalent shares held in the nonqualified deferred compensation plan; unvested restricted stock that will vest within five years of the ownership guideline date; and shares held by employees outside of Ashland plans.

The P&C Committee reviews progress towards achieving the ownership guidelines for the covered employees on an annual basis. Based upon the 2011 review, all of the named executive officers have met their stock ownership requirements.

Risk Assessment

The Company’s compensation program is designed to motivate and reward employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. The P&C Committee asked its compensation consultant to conduct a risk assessment of the Company’s incentive compensation plans in September 2011.

Based on its review of the risk assessment, a review of the Company’s internal controls and the risk mitigating components of the Company’s compensation programs, the P&C Committee determined that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Recovery “Clawback” Policy

Ashland has an Executive Compensation Recovery Policy (“Clawback Policy”) effective for plan years beginning on or after October 1, 2009 for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-related compensation. In the event of a financial restatement due to fraudulent activity or intentional misconduct as determined by the Board of Directors, the culpable executive officer will reimburse Ashland for incentive-related compensation paid to him or her. In addition, the Board of Directors has the discretion to determine whether any of the named executive officers will be required to repay incentive-related compensation, whether or not such named executive officer was involved in the fraudulent activity or misconduct. Ashland has a period of three years after the payment or award is made to seek reimbursement.

Retirement Benefits

The combination of tax qualified and nonqualified retirement plans are designed to assist the named executive officers in building savings for retirement over the term of their employment.

The named executive officers participate in the same qualified and nonqualified retirement plans that are offered to the majority of Ashland’s qualifying U.S. employees.

The Company’s pension and 401(k) plans are tax-qualified vehicles to provide retirement benefits to the named executive officers and their families. The benefits in these plans are available to most U.S. based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors. The pension plan provides a foundation for retirement security. Each named executive officer may build upon this foundation with his or her own savings and Ashland matching contributions through the 401(k) plan.

The benefits that may be provided under the tax qualified plans are limited by the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, these plans standing alone cannot provide sufficient retirement income to the named executive officers when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland also offers the named executive officers nonqualified retirement plans that complement each other and the tax-qualified plans.

The nonqualified excess plans are coordinated with the pension plan to provide the part of the pension benefit that would have been paid through the pension plan but for the limitations on the permissible benefit under the pension plan. The pension plan may not include named executive officers’ variable compensation in its formula, so a supplemental benefit is calculated using base compensation and incentive compensation. To avoid duplicative payments, the supplemental benefit is reduced by the benefits from the pension plan and the nonqualified excess plan.

The 401(k) plan contributions are also limited by law, which means their potential Ashland matching contributions are also limited. The Ashland match that could not be made to the 401(k) plan will be paid to the named executive officers (as well as any affected employee) as additional compensation.

Ashland also has employee deferral plans that allow the named executive officers to annually make a separate deferral election so that the named executive officers can save amounts from their own pay in addition to amounts they are allowed to save in the savings plans.

Health and Welfare Benefits

The health of all employees is important to Ashland as is the need to provide for financial security to the families of employees who may become ill, disabled or die during active employment. To these ends, Ashland provides a wide variety of health and welfare benefit plans to a majority of its active U.S. workforce. These same plans are offered to the named executive officers for the same reasons as they are offered to the majority of the rest of the active workforce. These plans include medical, dental, vision, life, accidental death and dismemberment, business travel and accident coverage and long-term care insurance. These benefits are targeted at median competitive levels.

Executive Perquisites

The only perquisites Ashland provides to the named executive officers and other selected executives are financial planning (including tax preparation) and home security systems and monitoring. Mr. O’Brien and Mr. Hausrath participated in the financial planning and home security programs during fiscal 2011. The other named executive officers participated in only the financial planning program.

The P&C Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The P&C Committee has determined the perquisites to be within the appropriate range of compensation practices.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination in absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance, or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as, but not limited to, termination for cause and voluntary resignation.

A detailed description of this plan is included in the Potential Payments upon Termination or Change in Control section of this proxy statement.

Change in Control Agreements

Each named executive officer has a change in control agreement that sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control. The primary purpose of these protections is to align executive and shareholder interests by enabling the executives to assess possible corporate transactions without regard to the affect such transactions could have on their employment. Change in Control agreements entered into after July 2009 do not include a “conditional gross-up” for excise and related taxes.

A detailed description of these agreements is included in the Potential Payments upon Termination or Change in Control section of this proxy statement.

Deductibility of Compensation

Ashland attempts to maximize the tax deductibility of the compensation paid to its executives. However, tax rules may limit the tax deductibility of certain types of non-performance based compensation paid to the named executive officers. As a result of these rules, it is expected that approximately $200,000 of named executive officer compensation paid in fiscal 2011 will be nondeductible.

Ashland considers the tax deductibility of compensation awarded to the named executive officers, and weighs the benefits of: (1) awarding compensation that may be nondeductible against (2) contingencies required by the tax laws. The P&C Committee believes that in certain circumstances the benefit of awarding nondeductible compensation exceeds the benefit of awarding deductible compensation that is subject to contingencies derived from the tax laws.

In addition, Ashland considers various other tax rules governing named executive officer compensation, including (but not limited to) tax rules relating to fringe benefits, qualified and nonqualified deferred compensation, and compensation triggered by a change in control.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The P&C Committee has reviewed the Compensation Discussion and Analysis appearing on pages 29 through 47 of this proxy statement and discussed it with management. Based on its review and discussions with management, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2011 and Ashland’s proxy statement for its 2012 Annual Meeting of Shareholders. This report is provided by the following independent directors who comprise the P&C Committee:

PERSONNEL AND COMPENSATION

COMMITTEE

Theodore M. Solso, Chairman

Kathleen Ligocki

Vada O. Manager

Barry W. Perry

Michael J. Ward

Summary Compensation Table

The following table is a summary of compensation information for the last three fiscal years, the most recent of which ended September 30, 2011, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	2011	1,153,795	0	2,828,696	1,891,250	1,008,289	(371,358)	69,469	6,580,141
Chairman of the Board and Chief Executive Officer	2010 2009	1,127,363 1,069,720	0 0	2,125,995 670,740	1,717,474 730,000	1,994,853 1,254,749	1,777,138 974,581	83,335 88,185	8,826,158 4,787,975

L. M. Chambers	2011	497,835	0	527,384	353,775	330,201	126,814	33,776	1,869,785
Senior Vice President and Chief Financial Officer	2010 2009	461,252 352,746	0 0	286,343 276,038	393,657 178,704	637,656 316,643	1,073,662 568,687	31,931 25,783	2,884,501 1,718,601

D. L. Hausrath*	2011	472,320	0	509,405	340,425	414,858	90,811	42,799	1,870,618
Senior Vice President	2010 2009	463,794 431,291	0 0	353,025 86,238	335,522 178,704	615,511 387,149	693,653 444,232	31,954 38,905	2,493,459 1,566,519

J. E. Panichella	2011	399,916	120,000	311,636	206,925	375,515	180,864	26,428	1,621,284
Senior Vice President, and President of Ashland Specialty Ingredients	2010	364,500	120,000	172,590	235,862	388,613	268,236	40,946	1,590,747

T. L. Harris	2011	376,071	0	311,636	206,925	213,123	148,892	47,424	1,304,071
Senior Vice President, President of Global Supply Chain and President of Ashland Performance Materials	2010 2009	364,154 330,372	0 180,000	172,590 413,922	235,862 146,500	360,218 253,314	141,957 190,025	24,865 17,849	1,299,646 1,531,982

*	Mr. Hausrath retired from Ashland effective December 1, 2011.

(1)	Pursuant to a three-year employment agreement dated July 8, 2008, Mr. Panichella received an annual retention bonus of $120,000.

(2)	The values in this column (e) represent the aggregate grant date fair value of LTIP awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (e) are found in Note P to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (the “2011 Form 10-K”). For LTIP awards, the grant date fair value is based on the probable outcome of performance conditions. The grant date fair values of fiscal 2011-2013 LTIP awards assuming the maximum level of performance are as follows: Mr. O’Brien, $5,657,392; Mr. Chambers, $1,054,768; Mr. Hausrath, $1,018,810; Mr. Panichella, $623,272 and Mr. Harris, $623,272.

(3)	The values in this column (f) represent the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (f) are found in Note P to the Notes to Consolidated Financial Statements included in the 2011 Form 10-K.

(4)	The values in this column (g) represent the amounts earned with respect to fiscal 2011 performance that were paid in December 2011 for annual incentive awards under the Ashland Inc. Incentive Plan (the “Incentive Plan”).

(5)	Ashland’s nonqualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, the amounts in column (h) represent only the one-year change between September 30, 2010 and September 30, 2011 in the present value of accrued benefits under Ashland’s qualified and nonqualified defined benefit plans. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement.

The present values at September 30, 2010 and September 30, 2011 were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans).

(6)	Amounts reported in this column (i) for fiscal 2011 are composed of the following items:

	J. J. O’Brien	L. M. Chambers	D. L. Hausrath	J. E. Panichella	T. L. Harris
Ashland 401(k) Plan Match (a)	$9,800	$9,800	$5,068	$19,968	$20,672
Supplemental Ashland 401(k) Plan Match (b)	40,965	12,080	15,722	1,087	5,962
Life Insurance Premiums (c)	2,435	1,896	2,389	964	583
Other (d)	16,269	10,000	19,620	4,409	20,207

Total	$69,469	$33,776	$42,799	$26,428	$47,424

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Ashland 401(k) Plan.

(b)	The amounts in this row represent payments by Ashland for the named executive officers that would have been made as matching contributions to the Ashland 401(k) Plan, but for the limitations placed on such contributions under the Code.

(c)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(d)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive officer is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services and monitoring of home security systems, none of which exceeded $25,000 as a category for any named executive officer.

Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual and long-term incentive awards and SARs granted during fiscal 2011 to each of the named executive officers. No grants of restricted stock were made to the named executive officers in fiscal 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
J. J. O’Brien	11/17/10	279,653	1,398,264	2,097,396
	11/17/10				11,800	47,200	94,400				2,828,696
	11/17/10								85,000	51.86	1,891,250

L. M. Chambers	11/17/10	91,582	457,911	686,867
	11/17/10				2,200	8,800	17,600				527,384
	11/17/10								15,900	51.86	353,775

D. L. Hausrath	11/17/10	85,441	427,203	640,805
	11/17/10				2,125	8,500	17,000				509,405
	11/17/10								15,300	51.86	340,425

J. E. Panichella	11/17/10	57,581	287,904	431,856
	11/17/10				1,300	5,200	10,400				311,636
	11/17/10								9,300	51.86	206,925

T. L. Harris	11/17/10	57,437	287,186	430,779
	11/17/10				1,300	5,200	10,400				311,636
	11/17/10								9,300	51.86	206,925

(1)	The dollar amounts in these columns represent the potential annual incentive payouts under the Incentive Plan for fiscal 2011. The actual dollar amounts earned were paid in December 2011 and are included in column (g) in the fiscal 2011 row of the Summary Compensation Table.

(2)	The amounts in these columns represent potential payments under LTIP awards for the fiscal 2011-2013 performance period under the Incentive Plan. Payments, if any, under these awards will be made in shares of Ashland Common Stock on a one-for-one basis at the end of the three-year performance period.

(3)	The amounts in column (j) represent the number of shares of Ashland Common Stock that may be issued to named executive officers on exercise of SARs granted under the Incentive Plan in fiscal 2011. All SARs were granted at an exercise price of $51.86 per share, the closing price of Ashland Common Stock as reported on the NYSE on November 17, 2010, the date of grant.

(4)	The dollar amounts in column (l) are calculated in accordance with FASB ASC Topic 718 and assume (i) payment of LTIP awards at target multiplied by the Black-Scholes valuation model ($50.39 per unit for the ROI portion) and ($69.47 per unit for the TSR portion); and (ii) valuation of all SARs using the Black-Scholes valuation model ($22.25 per SAR). For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2011, see Note P to the Notes to Consolidated Financial Statements in the 2011 Form 10-K.

Annual Incentive Compensation

Incentive compensation for executives is awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business segments. Awards for other executives and employees are based upon the performance of Ashland’s divisions. Awards for division employees are based primarily on division performance.

The performance hurdle, target and maximum objectives for fiscal 2011 included measures of Operating Income and Working Capital Efficiency, as well as a “safety modifier.” The Compensation Discussion and Analysis section in this proxy statement discusses the fiscal 2011 performance goals as well as other aspects of this program.

Long-Term Incentive Program

LTIP awards are available to certain key employees. LTIP awards are long-term incentives tied to Ashland’s performance versus the performance of Ashland’s peer group of companies. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of performance units awarded is based on the employee’s salary or midpoint of salary band depending on salary band. Target grants under the program range from 20% to 200% of an employee’s base salary. The Compensation Discussion and Analysis section in this proxy statement discusses the performance goals for fiscal 2011-2013 LTIP awards.

Stock Appreciation Rights, Stock Options and Restricted Stock

Ashland’s employee stock option and SARs program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options or SARs to be granted annually to key employees, a target number of shares for each employee grade level is established. All stock options and SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of stock options and SARs occurs over a period of three years, as more fully described in footnote (1) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, Restricted Stock and LTIPs subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. Stock options and SARs are not re-valued if the stock price declines below the grant price.

These programs are described in more detail in the Compensation Discussion and Analysis section in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock options, SARs, restricted stock and LTIP performance units held by each of the named executive officers at September 30, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1) (#)		Number of Securities Underlying Unexercised Options Unexercisable (1) (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
					(#)	($)		(#)	($)	(#)	($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	0		85,000	(4)	0	51.86	12/17/20
	51,700	(5)	51,700	(5)	0	37.69	12/18/19
	187,500	(6)	62,500	(6)	0	10.72	12/20/18
	105,000		0		0	53.33	12/14/17
	110,000		0		0	65.78	12/15/16
	152,744		0		0	49.79	10/15/15
	213,765		0		0	38.47	10/16/14
								100,506	4,436,335
										101,400	4,475,796

L. M. Chambers	0		15,900	(4)	0	51.86	12/17/20
	11,850	(5)	11,850	(5)	0	37.69	12/18/19
	45,900	(6)	15,300	(6)	0	10.72	12/20/18
	5,500		0		0	53.33	12/14/17
	6,200		0		0	65.78	12/15/16
	8,812		0		0	49.79	10/15/15
	10,687		0		0	38.47	10/16/14
								21,922	967,637
										16,100	710,654

D. L. Hausrath	0		15,300	(4)	0	51.86	12/17/20
	10,100	(5)	10,100	(5)	0	37.69	12/18/19
	29,700	(6)	15,300	(6)	0	10.72	12/20/18
	22,000		0		0	53.33	12/14/17
	25,200		0		0	65.78	12/15/16
	41,123		0		0	49.79	10/15/15
	35,627		0		0	38.47	10/16/14
								12,922	570,377
										17,500	772,450

J. E. Panichella	0		9,300	(4)	0	51.86	12/17/20
	7,100	(5)	7,100	(5)	0	37.69	12/18/19
	0		12,500	(6)	0	10.72	12/20/18
								60,170	2,655,904
										9,600	423,744

T. L. Harris	0		9,300	(4)	0	51.86	12/17/20
	7,100	(5)	7,100	(5)	0	37.69	12/18/19
	0		12,500	(6)	0	10.72	12/20/18
	6,100		0		0	53.33	12/14/17
	7,300		0		0	65.78	12/15/16
	4,112		0		0	49.79	10/15/15
	3,562		0		0	38.47	10/16/14
								32,670	1,442,054
										9,600	423,744

(1)	The numbers in columns (b) and (c) relate to SARs, which vest over a three-year period measured from the date of grant. Fifty percent vest after the first year and 25% vest in each of the remaining two years.

(2)

The numbers in column (g) and the dollar values in column (h) represent the payment of the LTIP awards for the 2009-2011 performance period (which is payable in stock) and unvested shares of restricted Ashland Common

Stock. The number of shares of Ashland Common Stock earned for the fiscal 2009-2011 LTIP awards was determined by the P&C Committee in December 2011. For Messrs. O’Brien and Hausrath, the amounts reported in columns (g) and (h) relate solely to the LTIP award for the fiscal 2009-2011 performance period. For Mr. Chambers, the amounts reported in columns (g) and (h) represent 12,922 shares of Ashland Common Stock awarded under the LTIP for the fiscal 2009-2011 performance period and 9,000 shares of restricted Ashland Common Stock granted on May 14, 2008 that will vest 100% on May 14, 2012. For Mr. Panichella, the amounts reported in columns (g) and (h) represent 10,170 shares of Ashland Common Stock awarded under the LTIP for the fiscal 2009-2011 performance period and 50,000 shares of restricted Ashland Common Stock granted on November 20, 2008 which will vest 100% on November 20, 2012. For Mr. Harris, the amounts reported in columns (g) and (h) represent 10,170 shares of Ashland Common Stock awarded under the LTIP for the fiscal 2009-2011 performance period, 20,000 shares of restricted Ashland Common Stock granted on November 20, 2008 which will vest 100% on November 20, 2012 and the remaining 2,500 shares of restricted Ashland Common Stock granted on July 15, 2009 which will vest 50% on July 15, 2012 and 50% on July 15, 2013. The dollar values in column (h) are calculated using the closing price of Ashland Common Stock of $44.14 as reported on the NYSE on September 30, 2011.

(3)	The numbers in column (i) represent the estimated units granted through September 30, 2011 under the LTIP for the fiscal 2010-2012 and the fiscal 2011-2013 performance periods. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the units identified in column (i). The dollar value is computed by converting the units to shares of Ashland Common Stock on a one-for-one basis. The number of shares is then multiplied by the closing price of Ashland Common Stock of $44.14 as reported on the NYSE on September 30, 2011. Payment, if any, under LTIP awards will be in Ashland Common Stock for the fiscal 2010-2012 and the fiscal 2011-2013 performance periods.

(4)	These numbers relate to SARs granted on November 17, 2010 that vest over the three-year period referenced in footnote (1) above.

(5)	These numbers relate to SARs granted on November 18, 2009 that vest over the three-year period referenced in footnote (1) above.

(6)	These numbers relate to SARs granted on November 20, 2008 that vest over the three-year period referenced in footnote (1) above.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2011 upon the exercise of stock options/SARs and vesting of restricted stock and LTIP awards.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
J. J. O’Brien	0	0	5,530	281,366

L. M. Chambers	14,249	444,855	381	19,385

D. L. Hausrath	0	0	789	40,144

J. E. Panichella	12,500	516,250	0	0

T. L. Harris	12,500	524,500	7,878	478,458

(1)	The amounts in this column (b) represent the gross number of shares acquired on exercise of options or the total number of SARs exercised. The amounts in this column (c) represent the value realized on exercise.

(2)	For Messrs. O’Brien, Chambers and Hausrath, the amounts in column (d) represent only the shares of Ashland Common Stock received in settlement of the fiscal 2008-2010 LTIP award. The dollar amounts in column (e) represent the value of the fiscal 2008-2010 LTIP award (computed by multiplying the number of shares awarded by $50.88, the closing price of Ashland Common Stock as reported on the NYSE on November 30, 2010, the date the P&C Committee approved the payment).

For Mr. Harris, the amount in column (d) includes 5,000 shares of restricted Ashland Common Stock which vested on May 16, 2011, 2,500 shares of restricted Ashland Common Stock which vested on July 15, 2011, and 378 shares of Ashland Common Stock received in settlement of the fiscal 2008-2010 LTIP award. The amount in column (e) includes $301,050 for the restricted shares which vested on May 16, 2011 based on the closing price of $60.21 of Ashland Common Stock as reported on the NYSE on that date, $158,175 for the restricted shares which vested on July 15, 2011 based on the closing price of $63.27 of Ashland Common Stock as reported on the NYSE on that date, and $19,233 for the fiscal 2008-2010 LTIP award (computed as described above).

Pension Benefits

The following table shows the actuarial present value of the named executive officers’ accumulated benefit under each of Ashland’s qualified and nonqualified pension plans, calculated as of September 30, 2011.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. J. O’Brien	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	32 years 4 months 32 years 4 months 20 years	1,189,816 3,942,035 6,491,797	0 0 0

L. M. Chambers	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	31 years 6 months 31 years 6 months 20 years	1,987,303 1,137,183 759,842	0 0 0

D. L. Hausrath (3)	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	29 years 7 months 29 years 7 months 20 years	1,305,859 1,513,371 1,662,534	0 0 0

J. E. Panichella	Ashland Hercules Pension Plan Hercules Inc. Employee Pension Restoration Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	27 years 9 months 27 years 9 months 2 years 10 months	751,259 847,610 0	0 0 0

T. L. Harris	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	6 years 8 months 6 years 8 months 7 years 8 months	113,854 39,300 635,093	0 0 0

(1)

The Ashland Hercules Pension Plan (the “Pension Plan”) is a tax-qualified plan under §401(a) of the Code. The Ashland Inc. Excess Benefit Pension Plan (the “Ashland Excess Plan”) and the Hercules Inc. Employee Pension Restoration Plan (the “Hercules Excess Plan”) (collectively, the “Excess Plans”) are nonqualified plans that are coordinated with the tax-qualified plan. The Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (the “SERP”) is a nonqualified plan. The material terms of each of these plans are described in the narrative below.

(2)	The maximum number of years of credited service under the SERP is 20 years. The number of years of service for the SERP is measured from the date of hire. The number of years of service under the Pension Plan and Excess Plans is measured from the date the named executive officer began participating in the Pension Plan.

(3)	Effective December 1, 2011, Mr. Hausrath retired from Ashland. Therefore, the present value of his accumulated benefit is calculated as of December 1, 2011. Because of the rules under §409A of the Code, the distribution of Mr. Hausrath’s benefits under the Ashland Excess Plan and the SERP will be delayed until June 1, 2012. He elected to have these benefits paid in a lump sum.

Assumptions

Except for Mr. Hausrath, the present values of the accumulated benefits were calculated as of September 30, 2011 based on the earliest age a participant could receive an unreduced benefit. For Mr. Hausrath, the values of his accumulated benefits are computed on the basis of his actual age as of his retirement date, December 1, 2011.

For Messrs. O’Brien, Chambers, and Panichella, age 62 is the earliest age that an unreduced benefit is available under the qualified Pension Plan and the nonqualified Ashland Excess Plan as their benefits are calculated under the traditional annuity pension formula. For Mr. Harris, age 55 is the earliest age he may receive unreduced benefits under the qualified Pension Plan and the nonqualified Ashland Excess Plan because his qualified Pension Plan benefits are calculated under the cash balance pension formula. Messrs. O’Brien and Chambers are currently eligible to receive a reduced benefit because they are 55 or older.

Messrs. O’Brien, Chambers and Hausrath have a benefit in Ashland’s qualified LESOP. The LESOP was completely allocated on March 31, 1996 and no additional benefits are accruing. The LESOP and qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension Benefits table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension Benefits table for the SERP benefit for each named executive officer is the net benefit under that plan, after applicable reductions. The reductions referred to in this paragraph are described in the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officer has at least 20 years of service under the plan. All the named executive officers, except Messrs. Panichella and Harris, have at least 20 years of service.

The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from Note M to Notes to Consolidated Financial Statements in the 2011 Form 10-K.

Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code §401(a). The plan provides retirement income for eligible participants. Beginning in January 2011, the plan is closed to new participants and to additional credits in the retirement growth account.

The plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the Traditional Benefit/Annuity Formula section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see the description in the Retirement Growth Account Benefit/Cash Balance Formula below). In general, participants who were actively employed on June 30, 2003 with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. At termination from employment, the participant may elect to transfer the LESOP offset account to the Pension Plan and receive an unreduced Pension Plan benefit.

Years of service in addition to what is actually incurred under the Pension Plan cannot be granted. However, in the case of an acquisition, prior service with the acquired business is often counted for purposes of vesting and eligibility, but not for purposes of benefit accrual under the annuity benefit formula. These same rules apply equally to the Excess Plans.

Traditional Benefit/Annuity Formula

Under this formula, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code §401(a)(17). For all other participants, compensation includes bonus amounts. This applies to both the annuity formula and the cash balance formula. During calendar year 2011, the final average compensation formula transitioned from an average 36 consecutive month period to a 48 consecutive month period producing the highest average for the last 120 months of credited service. For participants who were employees of Hercules prior to the acquisition, the final average compensation is the average for the 60 consecutive month period producing the highest average for the last 120 months of credited service.

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service which means years as a participant in the plan up to a maximum of 35 years)

For participants who were employees of Hercules prior to the acquisition, the annual annuity benefit formula is:

(1.2% x final average compensation up to $53,400) + (1.6% x final average compensation exceeding $53,400)

x

(years of credited service)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit/Cash Balance Formula

The retirement growth account formula grants annual credits as a percentage of compensation based on the sum of a participant’s age and years of service. This is illustrated in the following table:

Contribution Credits
Age plus Service in Whole Numbers Projected to the End of the Plan Year	Contribution Credit as Percentage of Compensation
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	9%
80 or more	11%

Contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate is from a minimum of 4.0% to a maximum of 7.0% and is set at the beginning of each plan year. The interest rate for fiscal 2011 is 4.0%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive an unreduced benefit is at age 55 with at least five years of service.

Nonqualified Excess Benefit Pension Plans (Excess Plans)

The Excess Plans are unfunded, nonqualified plans of deferred compensation and cover employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code §401(a)(17) or §415(b) and (ii) who are not terminated for cause as defined in the Excess Plans.

The benefit payable under the Excess Plans is the difference between the benefit under the Pension Plan in the absence of the tax Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan. For purposes of computing the Excess Plans’ benefits, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plans.

The benefit under the Excess Plans is payable in a lump sum and may be transferred to the Ashland Inc. Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service.

Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, nonqualified plan of deferred compensation and covers a select group of highly compensated employees. Beginning January 1, 2011, the eligibility for this program was restricted to only highly compensated employees participating in the Ashland Hercules Pension Plan on December 31, 2010. Employees who would have otherwise been eligible to participate in the SERP will now participate only in the Excess Plans.

The SERP benefit formula covering the named executive officers and certain other highly compensated participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20 years. For this purpose, final average compensation is total compensation (base plus incentive compensation) transitioned through calendar year 2011 to the 48 months out of the 96 months before retirement that produces the highest average.

The named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan);

•	The participant’s Excess Plans benefit; and

•	50% of any shares of Ashland Common Stock that could not be allocated to the participant’s account in the LESOP due to Code limits.

Messrs. O’Brien and Chambers are eligible to retire and commence their SERP benefits. Mr. Hausrath retired effective December 1, 2011. SERP benefits become vested upon attaining three years of service. Messrs. Panichella and Harris are vested in the SERP, but they are not retirement eligible.

The SERP benefit is payable in a lump sum and may be transferred to the Ashland Inc. Employees’ Deferral Plan. Distributions to the named executive officers cannot begin until six months after separation from service.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach in the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

Ordinarily, years of service in addition to what is actually incurred are not granted. However, in the case of an acquisition, prior service with the acquired business is counted for purposes of vesting but not for calculating benefits under the SERP.

Nonqualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding nonqualified deferred compensation for fiscal 2011.

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY (2) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2011 ($) (f)
J. J. O’Brien	0	0	(578,600)	0	7,071,467

L. M. Chambers	197,097	0	(109,254)	180,682	2,476,842

D. L. Hausrath	0	0	134,326	0	1,489,939

J. E. Panichella	0	0	5,280	0	220,757

T. L. Harris	27,672	0	11,112	0	466,028

(1)	The contributions for Mr. Chambers in this column (b) relate to payment of fiscal 2010 incentive compensation paid in December 2010 and the 2008-2010 LTIP award paid in December 2010, which were included in prior Summary Compensation Tables. The contributions for Mr. Harris included in this column (b) are also included in column (c) of the Summary Compensation Table in this proxy statement.

(2)	Aggregate earnings are comprised of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

Ashland Inc. Employees’ Deferral Plan

The Ashland Inc. Employees’ Deferral Plan is an unfunded, nonqualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 100% of their incentive compensation and/or LTIP awards contributed to the plan. Elections to defer compensation must be made before the period for which the service relating to the particular kind of compensation is incurred.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in Ashland Common Stock units must remain so invested and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2011. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2011, the last day of the 2011 fiscal year. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason ($) (g)
J. J. O’Brien
Cash severance	2,525,390	0	0	0	0	7,885,402
Accelerated SARs (1)	0	0	0	0	2,422,215	0
Restricted stock	0	0	0	0	0	0
LTIP (2)	7,104,244	7,104,244	0	7,104,244	7,104,244	1,427,841
Incentive compensation (3)	1,008,289	1,008,289	0	1,008,289	1,008,289	0
Welfare benefit	26,401	3,540,741	0	0	0	26,401
Outplacement	7,000	0	0	0	0	7,000
Financial planning	12,500	0	0	0	0	12,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	0

Total	$10,683,824	$11,653,274	$0	$8,112,533	$10,534,748	$9,359,144

L. M. Chambers
Cash severance	832,654	0	0	0	0	2,002,871
Accelerated SARs (1)	0	0	0	0	587,758	0
Restricted stock	0	0	0	0	397,260	0
LTIP (2)	966,145	966,145	0	966,145	966,145	266,023
Incentive compensation (3)	330,201	330,201	0	330,201	330,201	0
Welfare benefit	26,793	1,079,141	0	0	0	26,793
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	0

Total	$2,170,293	$2,375,487	$0	$1,296,346	$2,281,364	$2,310,187
			,

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason ($) (g)
D. L. Hausrath (6)
Cash severance	0	0	0	0	0	0
Accelerated SARs	0	0	0	0	0	0
Restricted stock	0	0	0	0	0	0
LTIP	0	0	0	1,014,324	0	0
Incentive compensation	0	0	0	414,858	0	0
Welfare benefit	0	0	0	0	0	0
Outplacement	0	0	0	0	0	0
Financial planning	0	0	0	7,500	0	0
280G excise tax gross-up	0	0	0	0	0	0
Present value of retirement benefits	0	0	0	0	0	0

Total	$0	$0	$0	$1,436,682	$0	$0

J. E. Panichella
Cash severance	680,481	0	0	0	0	1,520,481
Accelerated SARs (1)	0	0	0	0	463,545	0
Restricted stock	0	0	0	0	2,207,000	0
LTIP (2)	691,746	691,746	0	691,746	691,746	142,456
Incentive compensation (3)	375,515	375,515	0	375,515	375,515	0
Welfare benefit	25,691	25,691	0	0	0	25,691
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	0

Total	$1,785,433	$1,092,952	$0	$1,067,261	$3,737,806	$1,700,628

T. L. Harris
Cash severance	661,096	0	0	0	0	1,501,096
Accelerated SARs (1)	0	0	0	0	463,545	0
Restricted stock	0	0	0	0	993,150	0
LTIP (2)	691,746	691,746	0	691,746	691,746	142,456
Incentive compensation (3)	213,123	213,123	0	213,123	213,123	0
Welfare benefit	25,447	1,310,540	0	0	0	25,447
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	825,998	0

Total	$1,603,412	$2,215,409	$0	$904,869	$3,187,562	$1,680,999

(1)	A change in control without termination results in unvested SARs becoming immediately vested. The SARs granted on November 17, 2010 have an exercise price of $51.86. This grant has an exercise price that exceeds the 2011 fiscal year-end closing price of Ashland Common Stock on the NYSE of $44.14. Therefore, these SARs for the named executive officers are treated as having no value for purposes of the amounts identified in the Accelerated SARs row of column (f) of this table. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer.

(2)	The LTIP amounts identified in all of the columns except for column (g) are based on the actual results for the fiscal 2009-2011 performance period and pro-rata payments of the LTIPs for the fiscal 2010-2012 and fiscal 2011-2013 performance periods at their respective targets. If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target. However, pursuant to the executive change in control agreement, in the event of a change in control without termination as of September 30, 2011 as reported in column (f), the calculation would be based on the actual results for the fiscal 2009-2011 performance period and the pro-rata target payment for the fiscal 2010-2012 and fiscal 2011-2013 performance periods. The amount identified in column (g) of this table for each named executive officer represents the LTIP units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f).

(3)	The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the fiscal 2011 annual incentive compensation based on actual results for the entire performance period pursuant to the change in control agreement. A change in control results in the payment of the annual incentive compensation based on target goals through the date of the change in control, and the annual incentive compensation remains outstanding subject to appropriate adjustments to reflect the transaction. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual results for the fiscal year.

(4)	Section 280G of the Code applies if there is a change in control of Ashland, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals the average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2006-2010 if the change in control occurs in 2011). If Section 280G applies, then the named executive officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of the base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Ashland is denied a federal income tax deduction for the excess parachute payments. The amounts in the 280G Excise Tax Gross-Up row of columns (f) and (g) reflect a tax gross-up for the excise and related taxes, as required under the terms of the executive change in control agreements described below. The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 43%, (ii) a discount rate of 0.31%, and (iii) no amounts were allocated to the non-solicitation or non-competition covenants contained in the executive change in control agreements.

(5)	The present value of each named executive officer’s total retirement benefits as of September 30, 2011 (absent a change in control) is in the Pension Benefits table to this proxy statement. The account balances for each named executive officer as of September 30, 2011 in the deferral plans are identified in the Nonqualified Deferred Compensation table to this proxy statement.

A change in control results in an additional three years of age and service being credited to the calculation of each named executive officer’s benefit under the SERP. The present value of this incremental additional benefit is identified in the Present Value of Retirement Benefits row of this table in column (f) for each named executive officer. Messrs. O’Brien, Chambers and Panichella gain no incremental additional benefit under the SERP. Mr. Harris gains a benefit from the additional age and service because (1) he has less than the 20 years necessary for a full SERP benefit, therefore, the additional service brings him closer to a full SERP benefit; (2) the change in control makes it possible that he will be eligible for immediate retirement in the event of termination without cause or for good reason, thereby eliminating any discount; and (3) the additional age and service does not apply to the calculation of the Pension Plan and Excess Plans benefits.

(6)	Because Mr. Hausrath retired effective December 1, 2011, the amounts in the table relating to him represent actual amounts to be paid. See the Pension Benefits table in this proxy statement regarding his payments under the SERP, the Ashland Excess Plan and the qualified Pension Plan.

(7)

For purposes of this column (c), it is assumed that the named executive officer incurred a disabling event on September 30, 2011. The amounts in the Welfare Benefit row for column (c) represent the present value of the disability payments available under a supplemental Long Term Disability Plan for the incremental benefit above what would be payable under the generally available Long Term Disability Plan. No pre-retirement mortality assumption applies and the interest rate used is 8.01%. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation. The compensation covered by the plan is limited in 2011 to $10,000. If the named executive officer died, his beneficiaries would receive the same accelerated vesting of the LTIP award as the named executive officer would in the event of disability. The named executive officers also participate in a group variable universal life plan (GVUL) that is available to certain highly compensated employees. Within certain limitations, the GVUL allows participants to invest additional amounts. In the event of death, the executive receives the same benefits as identified with regard to disability in addition to the face amount of the policy plus their own invested amounts. For Messrs. O’Brien, Chambers, Hausrath, Panichella and Harris, respectively, the death benefits as of September 30, 2011 would be: $1,000,575, $1,008,916, $500,321, $500,004 and $2,020,585.

(8)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination.

(9)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(10)	Under the employee deferral plans, in an event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility, job discontinuance, or other termination at Ashland’s initiative for which Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less than effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive must agree to a general release of liability which relates to the period of employment or termination. In addition, the executive must agree to refrain from engaging in competitive activity against Ashland and refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business for a period of 24 months following the termination. The executive must also agree not to disclose Ashland’s confidential information.

The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay. Payments will be made as payroll continuation in bi-weekly increments if the executive is retirement eligible (or would be at the end of the payroll continuation period). If the executive is not retirement eligible or paying the benefit as payroll continuation will not make the executive retirement eligible, the benefit is paid as a lump sum. Payment of such amounts may be subject to a six-month deferral in order to comply with §409A of the Code.

Any executive who receives payroll continuation may also remain in the medical, dental, vision, group life and pension plans for the executive’s benefit continuation period. The benefit continuation period in that case is two weeks for each completed year of service, with a maximum of 52 weeks. Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation of coverage at active employee rates for a period of three months.

Executive Change in Control Agreements

The named executive officers and certain other executives have change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated after a change in control of Ashland.

If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

For the Chief Executive Officer, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any LTIP awards existing at the executive’s termination (less any amounts already paid under the LTIP plan because of the change in control);

•	Payment in cash of all prior existing incentive compensation not already paid and pro-rata payment of any incentive compensation for the fiscal year in which the executive terminates at target level;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding restricted stock, stock options and SARs.

As a condition to receiving the benefits and compensation payable under the agreement, each executive has agreed for a period of 24 months following the termination, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose confidential information. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

In addition, each agreement with a named executive officer provides a “conditional gross-up” for excise and related taxes in the event (and to the extent) the severance compensation and other payments or distributions to a named executive officer, whether pursuant to an employment agreement, stock option, SAR, restricted stock, LTIP award or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Code. In the event the aggregate parachute value of all severance and other change in control payments to the named executive officer does not exceed the greater of (i) the maximum amount that may be paid under Section 280G of the Code without the imposition of an excise tax plus $50,000; or (ii) 110% of such maximum amount, the named executive officer’s payments under the agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

Change in control agreements entered into with executives after July 2009 do not include a provision for the “conditional gross-up” of excise and related taxes.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendre for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

•	Adverse change in position, duties or responsibilities;

•	Reduction to base salary;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland shareholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the shareholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 25% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two consecutive year period, unless two-thirds of the remaining Directors at the start of such two consecutive year period voted to approve such changes.

SARs/Stock Options, Incentive Compensation, Restricted Stock and LTIPs

The following table summarizes what may happen to SARs, stock options, incentive compensation, restricted stock and LTIP grants upon termination from employment; death; disability or retirement; or in the event of a change in control.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control

SARs/Stock Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/stock options	May exercise during the remainder of the exercise period	Immediately vest

Incentive Compensation	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminated prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement through the date of the change in control

Restricted Stock	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

LTIP	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminated prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

*	P&C Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements.

SERP, Excess Plans, Qualified Pension Plan and Employees’ Deferral Plan

For payments and benefits under the SERP, Excess Plans and qualified Pension Plan, except in the event of a change in control, see the Pension Benefits table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan, except in the event of a change in control, see the Nonqualified Deferred Compensation table and the narrative thereunder in this proxy statement.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach of the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

After a Change in Control

The term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements.

The occurrence of a change in control under the SERP for the named executive officers has the following consequences:

•	Accelerates vesting;

•	Nullifies the non-compete;

•	Distributes benefits upon a participant’s termination from employment without cause or resignation for good reason; and

•	Adds three years to age and service computation.

For the qualified Pension Plan and the Excess Plans, no enhanced benefit results from a change in control. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution.

Executive Compensation Recovery “Clawback” Policy

Ashland has adopted a Clawback Policy effective for plan years beginning on or after October 1, 2009 for executive officers. This policy defines the economic consequences that misconduct has on an executive officer’s incentive-related compensation. In the event of a financial restatement due to fraudulent activity or intentional misconduct as determined by the Board of Directors, any culpable executive officer is required to reimburse Ashland for incentive-related compensation paid to him or her. In addition, the Board has the discretion to determine whether any of the named executive officers will be required to repay incentive-related compensation, whether or not such named executive officer was involved in the fraudulent activity or misconduct. Ashland has a period of three years after the payment or award is made to seek reimbursement.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2011 meeting, the Board determined that all current Audit Committee members—Messrs. Manager, Rohr, Perry, Schaefer, and Ms. Ligocki—are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. The Board also determined that each member of the Audit Committee is a financial expert as defined by SEC rules.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to Ashland’s financial reporting process, its implementation and maintenance of effective internal control over financial reporting, the internal audit function, the independent registered public accounting firm’s qualifications and independence, its legal compliance programs and its risk management programs. In May 2011, the Audit Committee assumed responsibilities of the Finance Committee which included the evaluation and recommendation of significant financial issues and the oversight of funding and investment policies related to employee benefit plans. During fiscal 2011, the Audit Committee met six times. The Audit Committee also met quarterly to discuss and review Ashland’s quarterly financial performance, associated news releases and quarterly reports on Form 10-Q.

The Audit Committee also discusses with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting. The Audit Committee reviews Ashland’s activities aimed at compliance with the Sarbanes-Oxley Act of 2002.

The following were among the other significant matters addressed by the Audit Committee during fiscal 2011:

•	Critical accounting policies and reserves;

•	Legal compliance report, processes and procedures;

•	Material litigation;

•	New and emerging accounting standards;

•	Process for disclosure of material risks to Ashland;

•	Financial disclosure controls;

•	Financial authorization controls;

•	Enterprise risk management;

•	Acquisition financing;

•	Liquidity and covenant status;

•	Interest rate risk management; and

•	Pension asset/liability review.

PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2011 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. PwC was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of PwC by Ashland, the engagement was approved by management and/or the Chairman of the Audit Committee and by the Audit Committee at its next meeting in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and PwC the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and PwC’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed PwC’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls, and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee received and reviewed PwC’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

In addition, the Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In fiscal 2011, approval was sought and granted to PwC to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by PwC is compatible with maintaining PwC’s independence and has concluded that PwC’s independence is not compromised by providing such services.

PwC’s fees for all services are budgeted, and both management and PwC are required to report the actual fees and any variance from budgeted fees to the Audit Committee throughout the fiscal year. The Audit Committee recognizes that circumstances may arise that require the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval for audit related services in a fiscal year. In these instances, specific pre-approval of the additional services and the budget therefore is required of management or the Audit Committee Chair prior to the engagement of the independent auditors for those services and subsequently by the Audit Committee at its next meeting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2011, for filing with the SEC.

AUDIT COMMITTEE

George A. Schaefer, Jr., Chairman

Kathleen Ligocki

Vada O. Manager

Barry W. Perry

Mark C. Rohr

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Item 2

The Audit Committee of the Board of Directors has recommended to the Board, and the Board has approved, the appointment of PwC to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2012, subject to ratification by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to PwC for fiscal years 2011 and 2010 totaled $9,187,650 and $8,101,600, respectively. The following table presents fees for professional services rendered by PwC for fiscal years 2011 and 2010.

	2011	2010
Audit Fees (1)	$8,289,950	$7,639,100
Audit-Related Fees (2)	39,000	90,000
Tax Fees (3)	856,000	365,000
All Other Fees (4)	2,700	7,500

(1)	Audit fees include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements), and reviews related to debt, refinancing and legal reorganization matters. Audit fees for fiscal 2011 also include fees associated with the acquisition of ISP, the sale of Ashland Distribution, the establishment of Ashland’s castings joint venture and Ashland’s changes in accounting for pension and other post-retirement benefits and inventory.

(2)	Audit-related fees include amounts paid for the agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm.

(3)	Tax fees include fees principally incurred for assistance with international tax planning and compliance.

(4)	These fees represent fees for access to PwC’s Global Best Practices and Comperio database information.

Representatives of PwC will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

The appointment of PwC will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends a vote FOR the ratification of PwC as Ashland’s independent registered public accountants for fiscal 2012.

NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID

TO ASHLAND’S NAMED EXECUTIVE OFFICERS

Item 3

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of Ashland are entitled to vote at the Annual Meeting upon a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2011, the Board of Directors approved a resolution providing that the executive compensation vote described in this Item 3 shall be submitted to the shareholders annually.

Accordingly, the shareholders are being asked to vote upon, and the Board has approved, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland or the Board of Directors. Although the vote is non-binding, the P&C Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The annual incentive payout is based on company-wide and/or business segment operating income and working capital efficiency, and it is limited to 150% of the target opportunity. In addition, long-term incentive awards are comprised of (i) SARs, which are designed to link executive compensation with increased shareholder value over time, and (ii) LTIPs, which are based on Ashland’s Return on Investment (ROI) and Total Shareholder Return (TSR) relative to its Performance Peer Groups. Further indicative of the alignment between executive compensation and shareholder value is the mix of at-risk compensation for the Chief Executive Officer and the other named executive officers. Specifically, the target of Total Direct Compensation that is at-risk is 84% for the Chief Executive Officer and is 70% on average for the other named executive officers.

Ashland also has several governance programs in place to align executive compensation with shareholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, use of tally sheets and a clawback policy.

During the past several years, Ashland’s focus has been on transforming its business into a leading, global specialty chemicals company and positioning Ashland for long-term sustainable growth. Ashland’s acquisition of ISP in August 2011, together with the sale of the Distribution business in March 2011, has completed this transformation and positioned Ashland to focus on revenue and earnings growth. Please see “Compensation Discussion and Analysis—Executive Summary” for further information about Ashland’s fiscal 2011 highlights.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Item 3 shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Linda L. Foss (proxies named on the proxy card) will vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Item 3.

The Board of Directors recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

MISCELLANEOUS

Proxy Solicitation Costs

Ashland is soliciting the proxies to which this proxy statement relates. All costs of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Shareholder Proposals for the 2013 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2013 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2013 Annual Meeting, shareholder proposals must be received by Ashland’s Corporate Secretary no later than August 11, 2012.

Ashland’s By-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice (as specified below) to the Corporate Secretary of Ashland not later than ninety days in advance of the annual meeting (provided that if the annual meeting of shareholders is held earlier than the last Thursday in January, such notice must be given within ten days after the first public disclosure of the date of the annual meeting) (such applicable notice deadline, the “By-law Notice Deadline”). The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•

A brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and, in the event that such business includes a proposal to amend either the Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	The name and address of the shareholder proposing such business;

•

A representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	Any material interest of the shareholder in such business; and

•	A representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chair of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedures described above or if the shareholder fails to comply with the representations set forth in the notice.

For any shareholder proposal that is not submitted for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8, but is instead sought to be considered as timely and presented directly at the 2013 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the By-law Notice Deadline, and Ashland advises shareholders in the 2013 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the By-law Notice Deadline.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Subject Line: Please Vote Your Proxy

[Insert share information here]

Your Control Number:

Electronic Access Notification

Ashland’s Annual Meeting of Shareholders will be held on Thursday, January 26, 2012 at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. As previously announced, participants in the Ashland Inc. Employee Savings Plan (the “Employee Savings Plan”), the Ashland Inc. Leveraged Employee Stock Ownership Plan (the “LESOP”) and the Ashland Inc. Employee Union Savings Plan (the “Union Plan”) can view Ashland’s Proxy Statement and Annual Report to Shareholders online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement, the Annual Report to Shareholders and your proxy card can be requested by replying to this e-mail.

As a participant in the Employee Savings Plan, the LESOP or the Union Plan, you may instruct the Trustee how to vote the shares of Ashland Common Stock credited to your account by telephone or over the Internet. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts for which voting instructions are not timely received by the Trustee. These shares are collectively referred to as non-directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended. Additionally, any participant in the Employee Savings Plan or the LESOP who wishes to vote the non-directed shares differently from the shares credited to his or her account or who wishes not to vote the non-directed shares at all may do so by requesting a separate voting instruction card from Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Participants in the Union Plan, however, cannot direct that the non-directed shares be voted differently from the shares in their accounts.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement and Annual Report to Shareholders and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustee to be counted, you must vote before 6:00 a.m. Eastern Standard Time on January 24, 2012.

To access the Proxy Statement and Annual Report to Shareholders and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Click on this website address (or type this URL address in your browser): http://www.ViewMaterial.com/ASH.

3.	Click on the links to view or download the Proxy Statement and Annual Report to Shareholders and to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch-tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure the security of your vote.

2.	Dial 1-888-693-8683.

3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

Linda L. Foss
Assistant General Counsel and Corporate Secretary

C/O CORPORATE ELECTION SERVICES P.O. BOX 1150 PITTSBURGH PA 15230

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 24, 2012 if you are a participant in the Ashland Inc. Employee Savings Plan, Ashland Inc. Union Employee Savings Plan or Ashland Inc. Leveraged Employee Stock Ownership Plan, or by 6:00 a.m. on January 26, 2012 if you are a registered shareholder.

Proxy card must be signed and dated below.

i    Please fold and detach card at perforation before mailing.     i

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 26, 2012.

The undersigned hereby appoints James J. O’Brien and Linda L. Foss, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 26, 2012, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.     i

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1, 2 and 3. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1. Election of Class II Directors.

Nominees:	(1) Roger W. Hale	❑ FOR	❑ AGAINST	❑ ABSTAIN
	(2) Vada O. Manager	❑ FOR	❑ AGAINST	❑ ABSTAIN
	(3) George A. Schaefer, Jr.	❑ FOR	❑ AGAINST	❑ ABSTAIN
	(4) John F. Turner	❑ FOR	❑ AGAINST	❑ ABSTAIN

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2012.

	❑ FOR	❑ AGAINST		❑ ABSTAIN

3.      A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

	❑ FOR	❑ AGAINST		❑ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)